UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2012

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ____________ to ____________

Commission File Number: 1-4423

A.	Full title of the plan and address of the plan, if different from that of the issuer named below:

HEWLETT-PACKARD COMPANY 401(k) PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

HEWLETT-PACKARD COMPANY 3000 HANOVER STREET PALO ALTO, CALIFORNIA 94304

Hewlett-Packard Company 401(k) Plan

Financial Statements and Supplemental Schedule

December 31, 2012 and 2011 and
For the Year Ended December 31, 2012

Contents

Report of Independent Registered Public Accounting Firm	1

Audited Financial Statements:

Statements of Net Assets Available for Benefits	3
Statement of Changes in Net Assets Available for Benefits	4
Notes to Financial Statements	5

Supplemental Schedule:

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)	24

Signature	81

Exhibit Index:

Exhibit 23.1 – Consent of Independent Registered Public Accounting Firm	82

Report of Independent Registered Public Accounting Firm

Plan Administrator
Hewlett-Packard Company 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Hewlett-Packard Company 401(k) Plan as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Hewlett-Packard Company 401(k) Plan at December 31, 2012 and 2011, and the changes in its net assets available for benefits for the year ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2012, is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure

under the Employee Retirement Income Security Act of 1974. Such information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

San Jose, California
June 24, 2013

Hewlett-Packard Company 401(k) Plan

Statements of Net Assets Available for Benefits

	December 31
	2012	2011
Assets
Cash	$1,331,574	$363,201
Investments, at fair value	14,380,302,112	13,717,114,451
Receivables:
Notes receivable from participants	231,305,214	224,531,689
Company contribution	33,307,290	41,048,166
Amount due from brokers for securities sold	52,601,724	181,590,682
Forward foreign currency contracts and other derivative assets	1,242,428	3,838,763
Interest, dividends, and other receivables	24,687,770	26,300,916
Total receivables	343,144,426	477,310,216
Total assets	14,724,778,112	14,194,787,868

Liabilities
Amount due to brokers for securities purchased	102,852,757	193,332,110
Forward foreign currency contracts and other derivative payables	3,433,935	2,966,781
Administrative expenses and other payables	8,642,165	9,533,391
Total liabilities	114,928,857	205,832,282
Net assets available for benefits	$14,609,849,255	$13,988,955,586

See accompanying notes.

Hewlett-Packard Company 401(k) Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2012

Additions
Investment income:
Interest and dividends	$289,309,105
Net realized and unrealized appreciation in fair value of investments	1,290,429,711
1,579,738,816
Contributions:
Participants	657,671,458
Company	254,847,156
Rollover	99,485,501
Total contributions	1,012,004,115

Interest income on notes receivable from participants	10,102,280
Participant loans transferred in from other plan	20,617
Total additions	2,601,865,828

Deductions
Benefits paid directly to participants	1,945,766,599
Investment management fees	27,302,638
Administrative expenses and fees	7,902,922
Total deductions	1,980,972,159

Net increase	620,893,669

Net assets available for benefits:
Beginning of year	13,988,955,586
End of year	$14,609,849,255

See accompanying notes.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements

December 31, 2012

1.    Description of the Plan

The following brief description of the Hewlett-Packard Company 401(k) Plan (the Plan) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering employees of Hewlett-Packard Company (the Company or HP) and designated domestic subsidiaries who are on the U.S. payroll and who are employed as regular full-time or regular part-time or limited-term employees. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Assets of the Plan are invested in a five-tier investment structure. Tier 1 includes one ready-made portfolio (the Conservative Portfolio), and ten Birth Date Funds. The Birth Date Funds’ investment strategy is designed to apply over a participant’s entire investment horizon, including the years after retirement, and is designed to become more conservative as participants grow older. Tier 2 includes six actively managed institutional funds from the main asset classes – stocks, bonds, and short-term investments. Tier 3 includes four index funds that try to mirror a specific market index by investing in the same list of equities and bonds. Tier 4 includes six funds from specialty asset classes, such as real-return income, commodities, and real estate. The Company common stock is also included in Tier 4. Tier 5 is a self-directed Mutual Fund Brokerage Window that offers more than 8,500 brand-name mutual funds through Fidelity. All investments are participant-directed.

The Plan includes a non-leveraged employee stock ownership plan feature (the ESOP) within the meaning of Internal Revenue Code (the Code) Section 4975(e)(7). The ESOP is maintained as part of the Plan and is designed to invest primarily in the Company’s common stock. The purpose of the ESOP is to permit participants the option of having dividends on the Company’s common stock re-invested in the Plan or paid directly to them in cash. Participants in the Plan who were formerly participants in the Compaq Computer Corporation 401(k) Investment Plan, but who did not become employees of the Company subsequent to the acquisition of Compaq Computer Corporation in May 2002, and participants who were formerly participants in the EDS 401(k) Plan but who did not become employees of the Company subsequent to the acquisition of EDS in August 2008 are not eligible to participate in the ESOP.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

Effective January 1, 2010, new guidelines were imposed on participants’ ability to invest in the Company common stock, with a goal of limiting investments in Company common stock to a maximum of 20% of a participant’s portfolio. Under the new guidelines, if a participant’s account currently has more than 20% invested in the Company common stock fund, the participant will not be forced to reduce his or her holdings; however, the investment election for ongoing contributions and loan repayments will be limited to a maximum of 20% in the Company common stock fund, and any percentage above the 20% limit for ongoing contributions will automatically be directed to the appropriate Birth Date Fund based on the year the participant was born. In addition, the new guidelines provide that future requested exchanges into the Company common stock fund will be blocked if the requested change will cause the participant to exceed the 20% limit or if the participant is already at or above the 20% limit. Finally, the new guidelines provide that if the participant chooses to rebalance his or her portfolio, the respective holdings in the Company common stock fund will be limited to a maximum of 20% regardless of the current investments in the Company common stock fund.

Contributions

As soon as administratively feasible, normally about 15 days after the employment start date, employees are automatically enrolled in the Plan at a 3% contribution rate in the appropriate Birth Date Fund based on the year employees were born.

Participants may annually contribute, on a pretax basis, up to 50% of their eligible compensation, as defined by the Plan. Contributions are subject to annual deductibility limits specified under the Code. The annual limitation was $17,000 for 2012. Contributions can be made as whole or fractional percentages of pay. Employees can choose pre-tax contributions, after-tax Roth 401(k) contributions, or a combination of the two. The Plan also accepts rollover contributions from a Roth deferral account to the Plan as described in Code section 402A(e)(1) and only to the extent the rollover is permitted under the rules of section 402(c) of the Code. After-tax Roth 401(k) contributions shall be treated as deferred contributions for all purposes under the Plan, including Company matching contributions.

Participants who are age 50 or older by the end of the plan year can contribute an additional $5,500 above the annual limitation. These catch-up contributions can be pre-tax contributions, after-tax Roth 401(k) contributions, or a combination of the two. Such contributions are not eligible for the Company match. Participants may also make rollover contributions of amounts representing distributions from other qualified defined benefit or defined contribution plans.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

Effective February 1, 2011, the Company matching contribution was a fixed contribution funded at 100%, up to 4% of eligible earnings, each pay period, with the matching contribution made after the end of the fiscal quarter. Prior to February 1, 2011, the Company matching contributions were discretionary funded at the same rates.

In order to receive a matching contribution for a fiscal quarter, a participant must be employed on the last day of such fiscal quarter or have terminated employment during such fiscal quarter as a result of such employee’s death, termination under a Company-approved severance program, or in connection with a sale or divestiture by the Company of the business unit in which the participant had been employed.  Effective for matching contributions made on or after May 23, 2012, a participant who terminates under the 2012 U.S. Enhanced Early Retirement Program is also eligible for a matching contribution for the fiscal quarter in which the participant terminates.

Employees of Autonomy Corporation plc (Autonomy), who began participating in the Plan in November 2011 following the Company’s October 2011 acquisition of a controlling interest in Autonomy, are eligible for matching contributions of 50% of the first 6% of eligible pay contributed each pay period, not to exceed $1,000 for any calendar year; provided, however, that for 2012, the minimum matching contribution for any employee will be limited to the greater of (i) the amount of matching contribution received by such employee as of May 31, 2012, or (ii) $1,000.

Employees of Palm, Inc. (Palm), who began participating in the Plan in August 2010 following the Company’s July 2010 acquisition of Palm, are eligible for matching contributions of 50% of the first 6% of eligible pay contributed each pay period.

Vesting

Participants are fully vested at all times with regard to their contributions and earnings thereon.

Effective January 1, 2006, all new employees are subject to a three-year cliff vesting schedule with regard to Company matching contributions. As a result, participants with no prior HP service who enter the Plan on or after January 1, 2006, do not vest in Company matching contributions until the

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

earlier of earning three years of credited service, attaining age 65, death before termination of employment, or becoming eligible for disability benefits under the Company’s long-term disability benefits program, at which time they will become 100% vested in their Company matching contributions and earnings thereon. Participants are also fully vested in their Company matching contributions if they terminate employment in connection with a sale or divestiture by the Company of the business unit in which the participant had been employed. Additionally, effective May 23, 2012, participants are fully vested in their Company matching contributions if they terminate employment under the 2012 U.S. Enhanced Early Retirement Program.

Participants who are employees of Autonomy are subject to a four-year graded vesting schedule, with their Company matching contributions becoming 25% vested after one full year of service, 50% vested after two full years of service, 75% vested after three full years of service, and 100% vested after four or more years of service, taking into consideration years of service with Autonomy.

Participants who are employees of Palm are subject to a three-year graded vesting schedule, with their Company matching contributions becoming 33% vested after one full year of service, 66% vested after two full years of service, and 100% vested after three or more years of service, taking into consideration years of service with Palm.

Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of (i) Company contributions and (ii) Plan earnings and losses. Allocations are determined in accordance with the provisions of the plan document. The benefit to which a participant is entitled is the benefit that can be provided from the vested portion of the participant’s account.

Notes Receivable From Participants

The Plan offers two types of loans, namely general-purpose loans and primary residence loans. The repayment period for a general-purpose loan may not exceed five years, and the repayment period for a primary residence loan may not exceed 15 years.

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balances. Loans are secured by the participant’s account and bear interest at a rate equal to the prevailing prime rate plus 1%. Principal and interest are paid ratably through payroll deductions.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

1.    Description of the Plan (continued)

Forfeitures

If a participant terminates employment before becoming fully vested in his or her Company matching contributions, the participant’s nonvested matching contributions (and related investment earnings) are forfeited at the earlier of the date the participant receives a distribution of his or her account or incurs a five-year break-in-service.  Forfeited balances are restored only if the participant both returns to an eligible status within five years of his or her termination date and repays any amount previously distributed from his or her account. Forfeited balances of terminated participants’ nonvested accounts are used to reduce future Company matching contributions, restore previously forfeited balances, or pay eligible Plan expenses.

Unallocated forfeiture balances as of December 31, 2012 and 2011, were approximately $3,500,000 and $1,100,000, respectively, and forfeitures used to reduce Company matching contributions for 2012 were approximately $11,800,000.

Payment of Benefits

On termination of service, death, or retirement, participants may elect to receive a lump-sum amount equal to the value of their accounts. Lump-sum payments may be made in cash or shares of stock for distribution from the Company common stock fund. Hardship distributions and in-service withdrawals are permitted if certain criteria are met. Participants may also, at any time, withdraw all or part of their rollover accounts.

Administrative and Investment Management Expenses

Certain fees and expenses of the Plan for legal and other administrative services are paid directly by the Company on behalf of the Plan. Effective January 1, 2011, each participant was charged a fixed fee of $8.50 per fiscal quarter for recordkeeping expense. Certain administrative and investment management fees related to certain investment options are paid directly to the Plan’s investment managers and are reported separately on the statement of changes in net assets available for benefits.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

2.    Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes and supplemental schedule. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS (ASU 2011-04). ASU 2011-04 amended Accounting Standards Codification (ASC) 820, Fair Value Measurement and Disclosures (ASC 820) to converge the fair value measurement guidance in U.S. GAAP and International Financial Reporting Standards (IFRS). Some of the amendments clarify the application of existing fair value measurement requirements, while other amendments change a particular principle in ASC 820. In addition, ASU 2011-04 requires additional fair value disclosures. The amendments are to be applied prospectively and are effective for annual periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have a significant impact on the Plan’s financial statements.

Reclassifications

Certain prior year classification disclosures have been reclassified to be consistent with the current year presentation.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

2.    Summary of Significant Accounting Policies (continued)

Derivative Contracts

In the normal course of business, the Plan enters into derivative contracts (derivatives) for trading purposes. Derivatives are either exchange-traded or over-the-counter (OTC) contracts. Exchange-traded derivatives are standard contracts traded on a regulated exchange. OTC contracts are private contracts negotiated with counterparties. The Plan has entered into derivatives that include foreign currency exchange contracts, option contracts, futures, and swaps agreements.

Derivatives are recorded at fair value. The Plan values derivatives at independent values when available; otherwise, fair values are based on pricing models that incorporate the time value of money, volatility, credit spreads, liquidity, and the current market and contractual prices of the underlying financial instruments.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). See Note 4 for further discussion of fair value measurements.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of net assets available for benefits of the Plan attributable to fully benefit-responsive contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invested in a fully benefit-responsive guaranteed investment contract (traditional GIC) as of December 31, 2011. The statements of net assets available for benefits present the fair value of the investment contract. The fair value of the GICs was calculated by discounting the related cash flows based on current yields of similar instruments with comparable durations. The contract value of the fully benefit-responsive investment contract represents contributions plus earnings, less participant withdrawals and administrative expenses. The Plan no longer held the traditional GIC as of December 31, 2012. As of December 31, 2011, the issuer of the traditional GIC had indicated that contract value approximated fair value.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

2.    Summary of Significant Accounting Policies (continued)

Assets and liabilities measured at fair value are categorized into the following fair value hierarchy:

Level 1 – Fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market that the Plan has the ability to access at the measurement date.

Level 2 – Fair value is based on quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability. Pricing models are utilized to estimate fair value for certain financial assets and liabilities categorized in Level 2.

Level 3 – Fair value is based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable. These inputs reflect management’s judgment about the assumptions that a market participant would use in pricing the investment and are based on the best available information, some of which may be internally developed.

The level in the fair value hierarchy with which the fair value measurement is classified is determined based on the lowest level input that is significant to the fair value measure in its entirety.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded as earned. Dividends are recorded on the ex-dividend date. Net appreciation/depreciation in the fair value of investments includes the Plan’s gains and losses on investments bought and sold, as well as held during the year.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

3.     Investments

The fair values of individual investments that represent 5% or more of the fair value of the Plan’s net assets are as follows:

	December 31
	2012	2011

Vanguard Primecap Adm Fund	$791,309,708	$734,724,342
BTC Russell 1000 Index Fund	1,412,553,246	1,293,779,452

For the year ended December 31, 2012, the Plan’s investments (including investments purchased, sold, as well as held during the year) appreciated (depreciated) in fair value as follows:

Registered investment companies	$333,152,747
Common stock	720,207,728
Common collective trust funds	452,596,373
Company common stock	(233,888,266)
Corporate debt	19,302,167
Derivatives	(941,038)
Total net realized and unrealized appreciation in fair value of investments	$1,290,429,711

4.    Fair Value Measurements

The following is a description of the valuation methodologies used for assets measured at fair value.

Common collective trusts and privately held mutual funds: Valued at the net asset value (NAV) established by the funds’ sponsor on the last business day of the plan year, based on the fair value of the assets underlying the funds. There are no redemption restrictions on the Plan’s investments in common collective trusts and privately held mutual funds.

Publicly traded mutual funds and common stocks: Valued at the closing price reported on the active market on which the individual securities are traded.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

Corporate debt, U.S. government securities and foreign obligations: Valued using quoted market prices that are traded in less active markets or quoted market price for similar investments.

Money market funds: Valued at the NAV of units held by the Plan at year-end.

Short-term investments: Valued at cost plus accrued interest, which approximates fair value.

Traditional GIC: Valued using the present value of the contracts’ future cash flows discounted by comparable duration Wall Street Journal GIC index rates.

Derivative instruments: Listed derivatives, such as futures and exchange-traded options, are valued based on quoted prices from the exchange and are categorized in Level 1 of the fair value hierarchy to the extent that these instruments are actively traded and valuation adjustments are not applied. If valuation adjustments are applied to listed derivatives, they are categorized in Level 2. OTC derivative contracts are privately negotiated contracts with counterparties, including forwards, credit default swaps, and total return swaps. Depending on the product and the terms of the transaction, the fair value for the OTC derivative products can be modeled taking into account the counterparties’ creditworthiness and using a series of techniques, including simulation models. Many pricing models do not entail material subjectivity because the methodologies employed do not require significant judgments and the pricing inputs are observed from actively quoted markets. Such contracts are categorized in Level 2.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

The following tables sets forth by level, within the fair value hierarchy, the Plan’s assets and liabilities as of December 31, 2012 and 2011:

	Fair Value Measurements as of December 31, 2012
	Level 1	Level 2	Total
Assets
Mutual funds:
Growth funds	$1,379,900,602	$48,860,262	$1,428,760,864
Fixed income funds	768,264,035	367,753,165	1,136,017,200
Other funds	74,759,010	–	74,759,010
Total mutual funds	2,222,923,647	416,613,427	2,639,537,074

Self-directed brokerage accounts:
Mutual funds:
Index funds	21,147,249	–	21,147,249
Growth funds	87,158,551	–	87,158,551
Fixed income funds	128,968,357	–	128,968,357
Value funds	43,701,578	–	43,701,578
Industry specific funds	23,671,745	–	23,671,745
Other funds	24,920,257	–	24,920,257
Total self-directed brokerage accounts	329,567,737	–	329,567,737

Common collective trusts:
Index funds	–	2,759,473,097	2,759,473,097
Growth funds	–	473,009,996	473,009,996
Other funds	–	75,235,189	75,235,189
Total common collective trusts	–	3,307,718,282	3,307,718,282

HP common stock	297,897,889	–	297,897,889

Money market funds	–	1,125,693	1,125,693

Short-term investments	–	705,813,192	705,813,192

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

	Fair Value Measurements as of December 31, 2012
	Level 1	Level 2	Total
Common and preferred stocks:
Automobiles and components	$75,009,984	$–	$75,009,984
Banks, insurance, and other financial institutions	785,459,748	–	785,459,748
Consumer and capital goods	1,172,166,987	–	1,172,166,987
Health care and pharmaceuticals	479,998,470	–	479,998,470
Telecommunications and media	261,321,241	–	261,321,241
Technology, hardware, and software	854,568,757	–	854,568,757
Energy, transportation, and other utilities	544,613,718	–	544,613,718
Hospitality and real estate	496,205,848	–	496,205,848
Total common and preferred stocks	4,669,344,753	–	4,669,344,753

Corporate debt:
Automobiles and components	–	2,286,000	2,286,000
Banks, insurance, and other financial institutions	–	436,776,306	436,776,306
Consumer and capital goods	–	82,536,893	82,536,893
Health care, pharmaceuticals, and biotechnology	–	43,291,374	43,291,374
Technology, hardware, and equipment	–	23,270,041	23,279,041
Telecommunications and media	–	103,724,722	103,724,722
Energy, transportation, and other utilities	–	98,357,819	98,357,819
Real estate	–	9,006,826	9,006,826
Total corporate debt	–	799,249,981	799,249,981

Foreign obligations	–	26,957,038	26,957,038

U.S. government securities:
Federal	–	1,518,758,402	1,518,758,402
State	–	73,158,545	73,158,545
Municipal	–	11,173,526	11,173,526
Total U.S. government securities	–	1,603,090,473	1,603,090,473
Total investments	7,519,734,026	6,860,568,086	14,380,302,112

Derivative assets	90,185	1,152,243	1,242,428
Amount due from brokers for securities sold	52,601,724	–	52,601,724
Total assets measured at fair value	$7,572,425,935	$6,861,720,329	$14,434,146,264

Liabilities
Derivative liabilities	$348,539	$3,085,396	$3,433,935
Amount due to brokers for securities purchased	102,852,757	–	102,852,757
Total liabilities measured at fair value	$103,201,296	$3,085,396	$106,286,692

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

	Fair Value Measurements as of December 31, 2011
	Level 1	Level 2	Total
Assets
Mutual funds:
Index funds	$4,037,335	$–	$4,037,335
Growth funds	1,561,225,969	43,087,359	1,604,313,328
Fixed income funds	694,565,554	315,525,501	1,010,091,055
Value funds	90,115,794	–	90,115,794
Other funds	73,652,259	–	73,652,259
Total mutual funds	2,423,596,911	358,612,860	2,782,209,771

Self-directed brokerage accounts:
Mutual funds:
Index funds	14,131,187	–	14,131,187
Growth funds	52,936,202	–	52,936,202
Fixed income funds	111,096,467	–	111,096,467
Value funds	31,617,985	–	31,617,985
Industry specific funds	19,622,355	–	19,622,355
Other funds	47,332,821	–	47,332,821
Total self-directed brokerage accounts	276,737,017	–	276,737,017

Common collective trusts:
Index funds	–	2,573,846,644	2,573,846,644
Growth funds	–	443,295,485	443,295,485
Other funds	–	74,121,551	74,121,551
Total common collective trusts	–	3,091,263,680	3,091,263,680

HP common stock	561,318,720	–	561,318,720

Money market funds	–	2,832,925	2,832,925

Short-term investments	–	540,119,388	540,119,388

Common and preferred stocks:
Automobiles and components	70,078,762	–	70,078,762
Banks, insurance, and other financial institutions	503,978,935	–	503,978,935
Consumer and capital goods	1,105,414,978	–	1,105,414,978
Health care and pharmaceuticals	493,487,118	–	493,487,118
Telecommunications and media	275,480,193	–	275,480,193
Technology, hardware, and software	691,509,800	–	691,509,800
Energy, transportation, and other utilities	577,148,726	–	577,148,726
Hospitality and real estate	387,641,789	–	387,641,789
Total common and preferred stocks	4,104,740,301	–	4,104,740,301

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

4.    Fair Value Measurements (continued)

	Fair Value Measurements as of December 31, 2011
	Level 1	Level 2	Total
Corporate debt:
Banks, insurance, and other financial institutions	$–	$439,499,649	$439,499,649
Consumer and capital goods	–	66,580,081	66,580,081
Health care, pharmaceuticals, and biotechnology	–	43,358,762	43,358,762
Technology, hardware, and equipment	–	22,701,563	22,701,563
Telecommunications and media	–	95,668,985	95,668,985
Energy, transportation, and other utilities	–	76,252,822	76,252,822
Real estate	–	9,300,387	9,300,387
Total corporate debt	–	753,362,249	753,362,249

Foreign obligations	–	41,707,043	41,707,043

U.S. government securities:
Federal	–	1,473,360,372	1,473,360,372
State	–	28,708,484	28,708,484
Municipal	–	48,765,264	48,765,264
Total U.S. government securities	–	1,550,834,120	1,550,834,120

Guaranteed investment contracts	–	11,989,237	11,989,237
Total investments	7,366,392,949	6,350,721,502	13,717,114,451

Derivative assets	830,696	3,008,067	3,838,763
Amount due from brokers for securities sold	181,590,682	–	181,590,682
Total assets measured at fair value	$7,548,814,327	$6,353,729,569	$13,902,543,896

Liabilities
Derivative liabilities	$96,226	$2,870,555	$2,966,781
Amount due to brokers for securities purchased	193,332,110	–	193,332,110
Total liabilities measured at fair value	$193,428,336	$2,870,555	$196,298,891

The Plan did not have any Level 3 investments or any assets or liabilities that are measured at fair value on a nonrecurring basis as of December 31, 2012 and 2011.

5.    Guaranteed Investment Contracts

Prior to December 31, 2010, the Plan offered a Stable Value Fund, which invested in GICs, to provide participants with a stable, fixed-rate return and protection of principal from market changes. As of December 31, 2011, the Plan held one traditional GIC. All other investments that comprised the Stable Value Fund prior to that date, were liquidated. There were no reserves against contract value for credit risk of the contract issuer or otherwise.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

5.   Guaranteed Investment Contracts (continued)

The crediting interest rates were based on a formula agreed upon with the issuer. The interest rate paid by the issuer or contract rate may be fixed over the life of the contract or adjusted periodically, but cannot fall below 0%.

Certain events limited the ability of the Plan to transact at contract value with the issuer. Such events included amendments to the plan document, changes to the Plan’s prohibition of competing investment options, complete or partial termination of the Plan, the failure of the Plan or its trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA, the redemption of all or a portion of the Plan’s interest in the investment at the direction of the Company, or delivery of any communication to participants designed to influence participants not to invest in the Stable Value Fund. The Company did not believe that the occurrence of any such events, which would have limited the Plan’s ability to transact at contract value with participants, was probable.

GICs generally do not permit issuers to terminate the contract prior to the scheduled maturity date. As of December 31, 2012, the Plan no longer invested in the traditional GIC.

Average yields earned on the Stable Value Fund as of December 31, 2011, were as follows:

Based on actual earnings	1.27%
Based on interest rate credited to participants	1.32%

6.    Derivatives

Foreign Currency Contracts

As the Plan holds investments denominated in foreign currencies, forward foreign currency contracts are generally utilized to hedge a portion of the currency exposure that results in those investments denominated in foreign currencies. The forward foreign currency contracts are not designated as hedging instruments.

Forward foreign currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies, and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in fair value of investments. When the forward foreign currency contract is closed, the Plan transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward foreign currency contract when it was opened and the value when it was closed or offset.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

6.    Derivatives (continued)

Certain risks may arise upon entering into a forward foreign currency contract from the potential inability of the counterparties to meet the terms of their contracts. Additionally, when utilizing forward foreign currency contracts to hedge, the Plan gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2012 and 2011, the value of currencies under forward foreign currency contracts represented less than 1% of net assets available for benefits.

Futures Contracts

Future contracts are used to manage exposure to the market. Buying futures typically increases the exposure to the underlying instrument. Selling futures typically decreases the exposure to the underlying instrument held. During the period that the contract is open, changes in the value of the contract are recognized as unrealized gains or losses by daily marking-to-market the contract to reflect the market value of the contract at the end of each day’s trading. The Plan receives from, or pays to, the broker an amount equal to the daily fluctuation in the market value of the contract, known as margin variation, which is recognized in net appreciation (depreciation) in the fair value of investments.

Swap Agreements

Swap agreements are entered to exchange or swap investment cash flows, assets, or market-linked returns at specified future intervals with counterparties. Interest rate and credit default swap agreements are used to manage exposure to interest rate risk and credit risk. Swaps are marked-to-market daily based on quotations supplied by an exchange, a pricing service, or a major market maker (dealer), and the change in value, if any, is recorded as unrealized appreciation (depreciation). Realized gains (losses) are recorded upon termination or maturity of the swap. At the end of the plan year, outstanding swaps with a positive fair value are recorded as a derivative asset, and those with a negative fair value are recorded as a derivative liability.

Option Contracts

From time to time option contracts are utilized in order to take advantage of imperfections in the markets or to hedge exposure to interest rate or market risks. An option contract is an agreement that allows the holder to either buy or sell the underlying security at a fixed strike price. In exchange for a premium, the writer of the option contract assumes the obligation to sell the underlying instrument on a future date if the holder of the option chooses to exercise it.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

6.    Derivatives (continued)

The fair values of derivative instruments included in the statements of net assets available for benefits were as follows:

	December 31, 2012		December 31, 2011
	Assets	Liabilities	Assets	Liabilities

Foreign currency contracts	$1,084,896	$3,022,176	$2,735,043	$2,870,555
Financial futures	−	39,757	615,876	–
Interest rate swaps	67,347	63,220	273,024	–
Financial options	34,717	107,383	–	96,226
Credit default swaps	55,468	201,399	214,820	–
	$1,242,428	$3,433,935	$3,838,763	$2,966,781

Total gross notional amounts for outstanding derivatives (recorded at fair value) were as follows. Certain amounts in prior year have been reclassified to conform to current year presentation.

	December 31
	2012	2011

Foreign currency contracts	$319,816,791	$256,508,617
Financial futures	2,252,257	153,037,262
Interest rate swaps	23,016,042	11,200,000
Financial options	123,200,000	156,500,000
Credit default swaps	24,893,000	10,446,000
	$493,178,090	$587,691,879

All income from derivatives was recorded as net realized and unrealized appreciation (depreciation) in fair value of investments. The effects of derivatives on the net realized and unrealized appreciation (depreciation) in fair value of investments for the year ended December 31, 2012, were as follows:

Forward foreign currency exchange	$(2,398,261)
Financial futures	386,362
Interest rate and credit default swaps	136,460
Financial options	934,401
Total	$(941,038)

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

7.    Income Tax Status

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated October 24, 2009, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the IRS, the Plan was amended. The Plan has also applied for, but has not yet received an updated determination letter. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The plan administrator believes that the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.

Plan management evaluates any uncertain tax positions taken by the Plan. The financial statement effects of a tax position are recognized when the position is more likely than not, based on the technical merits, to be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012 and 2011, there are no uncertain positions taken or expected to be taken. The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

8.    Related-Party Transactions

The Plan engages in certain transactions involving Fidelity Management Trust Company (Fidelity), the Trustee, and the Company, which are parties-in-interest under the provisions of ERISA. These transactions involve the purchase and sale of the Company’s common stock and corporate debt and investment of Plan monies in money market and mutual funds managed by Fidelity primarily through the Tier 5 self-directed brokerage accounts. During 2012, the Plan made purchases of $22,077,579 and sales of $35,688,563 of the Company’s common stock. Additionally, as of December 31, 2012 and 2011, the Plan held $297,897,889 and $561,318,720, respectively, of the Company’s common stock and $8,408,654 and $8,484,691, respectively, of the Company’s corporate debt. As of December 31, 2012 and 2011, the Plan held $167,941,769 and $328,261,163, respectively, of investments managed by Fidelity or its affiliates.

Hewlett-Packard Company 401(k) Plan

Notes to Financial Statements (continued)

9.    Risk and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

10.    Subsequent Events

Effective January 2, 2013, the Trustee for the HP 401(k) Plan changed from Fidelity Management Trust Company to the Bank of New York Mellon (BNYM). As a result of the change in trustee, the assets of the Plan transferred from Fidelity Management Trust Company to BNYM on January 2, 2013.

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2012

(b)	(c)		(e)
Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,		Current
(a) Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value		Value

Interest bearing cash
* FIDELITY INSTITUTIONAL CASH PORTFOLIO	1,125,693	USD	$1,125,693

Short-term investments
VANGUARD PRIME MONEY MARKET FUND	433,373,519	shares	433,373,519
BBH STIF FUND	272,439,673	shares	272,439,673
			705,813,192

Registered investment companies
DODGE & COX INTL STOCK FD	12,745,701	shares	441,511,072
HIGH YIELD PORTFOLIO INSTL CL	1,516,047	shares	11,870,651
HIGHBRIDGE DYNA COMM STR FD R5	5,336,118	shares	74,759,010
MFS INTL NEW DISCOVERY FD I	5,973,998	shares	147,079,822
PIMCO ASSET BACK SECS PORT (UNLISTED)	2,745,119	shares	31,815,926
PIMCO EMERGING MKTS FD INST CL	1,581,938	shares	16,974,192
PIMCO HIGH YIELD FUND	36,740,497	shares	354,178,395
PIMCO INTL PORT FUND (UNLISTED)	6,727,019	shares	31,886,070
PIMCO INV GRD CORP PORT (UNLISTED)	6,272,744	shares	71,007,458
PIMCO MTG PORT INSTL CL (UNLISTED)	11,181,191	shares	122,545,853
PIMCO MUNI SECTR PORT INSTL CL	756,007	shares	6,781,382
PIMCO REAL RETURN BD FD INST CL	5,620,355	shares	55,360,492
PIMCO REAL RETURN BD FD I CL	33,747,811	shares	414,085,640
PIMCO SHORT TERM PORT INSTL CL	1,015,953	shares	9,641,390
PIMCO US GOVT SECTOR PORT INST	6,254,527	shares	58,730,013
VANGUARD PRIMECAP ADMIRAL	10,979,738	shares	791,309,708
			2,639,537,074
Company common stock
* HEWLETT-PACKARD COMPANY	20,905,115	shares	297,897,889
			297,897,889

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock
3M CO	93,800	shares	$8,709,330
A P MOLLER - MAERSK S/A B	94	shares	708,455
ABB LTD (REG) (SWIT)	173,701	shares	3,560,809
ABBOTT LABORATORIES	88,518	shares	5,797,929
ABERTIS INFRAESTRUCTURAS SA	18,886	shares	309,613
ABIOMED INC	148,268	shares	1,995,687
ABOITIZ POWER CORP	449,100	shares	404,146
ACADIA RLTY TR REIT	16,919	shares	424,329
ACE LTD	36,580	shares	2,919,084
ACTELION LTD (REGD)	27,124	shares	1,290,885
ACTIVIA PROPERTIES INC	8	shares	50,049
ADECCO SA (REGD)	29,149	shares	1,530,988
ADIDAS AG	52,997	shares	4,709,962
ADOBE SYSTEMS INC	424,480	shares	15,994,406
ADT CORP	37,500	shares	1,743,375
ADTRAN INC	145,000	shares	2,833,300
ADVANCED INFO SERVICES	654,500	shares	4,468,817
ADVANTEST CORP	23,100	shares	359,425
ADVISORY BOARD CO	95,000	shares	4,445,050
AEGON NV	429,019	shares	2,719,860
AEGON NV (REGD)	668,193	shares	4,303,163
AERCAP HOLDINGS NV	410,000	shares	5,625,200
AES CORP	396,400	shares	4,241,480
AFFILIATED MANAGERS GRP INC	42,010	shares	5,467,601
AFLAC INC	49,963	shares	2,654,035
AGEAS (BELG)	40,159	shares	1,177,570
AGGREKO PLC	81,056	shares	2,291,083
AGILE PROPERTY HOLDINGS LTD	665,000	shares	935,188
AHOLD NV (KONINKLIJKE)	66,902	shares	894,994
AIA GROUP LTD	2,335,400	shares	9,114,594
AIR FRANCE KLM ADR	1,065,700	shares	10,305,319
AIR PRODUCTS & CHEMICALS INC	16,440	shares	1,381,289
AIRCASTLE LTD	323,900	shares	4,061,706
AISIN SEIKI CO LTD	23,500	shares	722,618
AIXTRON SE	165,705	shares	1,942,035
AJINOMOTO CO INC	69,000	shares	910,336
AKBANK TURK ANONIM SIRKETI	289,676	shares	1,428,935
AKZO NOBEL NV	6,920	shares	454,374
ALEXANDRIA REAL ES EQ INC REIT	38,170	shares	2,645,944

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
ALEXION PHARMACEUTICALS INC	99,895	shares	$9,371,150
ALFA LAVAL AB	240,560	shares	5,004,923
ALIGN TECHNOLOGY INC	118,300	shares	3,282,825
ALLEGIANT TRAVEL CO	75,251	shares	5,524,176
ALLERGAN INC	227,903	shares	20,905,542
ALLIANCE DATA SYSTEMS CORP	75,000	shares	10,857,000
ALLSTATE CORPORATION	151,000	shares	6,065,670
ALSTOM (NEW)	5,239	shares	208,390
ALSTRIA OFFICE REIT-AG	28,586	shares	349,060
ALTAREA	824	shares	127,254
ALTERRA CAPITAL HOLDINGS LTD	255,100	shares	7,191,269
AMADA CO LTD	25,000	shares	160,155
AMADEUS IT HOLDING SA CL A	102,339	shares	2,573,319
AMAZON.COM INC	74,223	shares	18,640,364
AMDOCS LTD	220,000	shares	7,477,800
AMEC PLC ORD	23,362	shares	380,643
AMERICAN ELECTRIC POWER CO INC	96,826	shares	4,132,534
AMERICAN EXPRESS CO	159,368	shares	9,160,473
AMERICAN INTERNATIONAL GROUP	285,900	shares	10,092,270
AMERICAN NATIONAL INSURANCE	47,745	shares	3,260,506
AMERICAN TOWER CORP	191,117	shares	14,767,611
AMERIPRISE FINANCIAL INC	85,228	shares	5,337,830
AMGEN INC	62,900	shares	5,429,528
ANADARKO PETROLEUM CORP	32,913	shares	2,445,765
ANALOGIC CORP	17,469	shares	1,297,947
ANHEUSER BUSCH INBEV NV	63,082	shares	5,473,847
ANIXTER INTL INC	72,766	shares	4,655,569
ANNIES INC	99,900	shares	3,339,657
AOL INC	60,000	shares	1,776,600
AON PLC	214,100	shares	11,903,960
APACHE CORP	31,800	shares	2,496,300
APARTMENT INV & MGMT CO A REIT	28,259	shares	764,689
APOLLO GLOBAL MGMT LLC CL A	350,000	shares	6,076,000
APPLE INC	115,693	shares	61,667,840
APPLIED INDUSTRIAL TECH INC	82,600	shares	3,470,026
APTARGROUP INC	55,748	shares	2,660,295
ARIAD PHARMACEUTICALS INC	125,000	shares	2,397,500
ARM HOLDINGS PLC	944,000	shares	11,777,133
ARM HOLDINGS PLC SPON ADR	183,843	shares	6,954,780

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
ASAHI GLASS CO LTD	98,000	shares	$708,120
ASCENA RETAIL GROUP INC	192,798	shares	3,564,835
ASHFORD HOSPITALITY TR INC	31,440	shares	330,434
ASML HLDG NV (NY REG SHS)	8,277	shares	533,122
ASML HOLDING NV (EURO)	18,396	shares	1,165,526
ASSISTED LIVING CON CL A	16,148	shares	157,443
ASTELLAS PHARMA INC	65,300	shares	2,920,731
ASTRAZENECA PLC (UK)	27,924	shares	1,319,782
ASUSTEK COMPUTER INC	32,000	shares	359,470
AT&T INC	411,930	shares	13,886,160
ATHENAHEALTH INC	21,366	shares	1,569,333
ATLAS AIR WORLD	26,000	shares	1,152,060
ATLAS COPCO AB SER A	638,884	shares	17,516,591
ATOS	19,023	shares	1,327,283
ATRIUM EUROPEAN REAL ESTATE LT	38,411	shares	225,618
ATRIUM LJUNGBERG AB B	17,326	shares	231,790
AUTOGRILL SPA	52,861	shares	605,986
AVAGO TECHNOLOGIES LTD	146,895	shares	4,650,696
AVALONBAY COMMUNITIES INC REIT	72,092	shares	9,774,954
AVIS BUDGET GROUP	188,900	shares	3,743,998
AVON PRODUCTS INC	181,500	shares	2,606,340
AXA SA	336,649	shares	5,932,204
AYALA CORP	10,710	shares	134,853
BAE SYSTEMS PLC	415,109	shares	2,271,797
BAIDU INC SPON ADR	260,158	shares	26,091,246
BAKER HUGHES INC	287,000	shares	11,721,080
BALLY TECHNOLOGIES INC	108,500	shares	4,851,035
BALOISE HOLDINGS AG	4,069	shares	349,223
BANCO BILBAO VIZ ARGENTARIA SA	305,821	shares	2,809,532
BANCO COMMERCIAL PORTUGUESE (REG)	1,925,911	shares	190,658
BANCO DO BRASIL SA	68,700	shares	858,960
BANCO ESPIRITO SANTO (REG)	290,563	shares	343,258
BANCO SANTANDER BRASIL SA ADS	78,844	shares	573,196
BANCO SANTANDER SA (SPAIN)	1,083,178	shares	8,721,419
BANCO SANTDR SA UNIT	181,600	shares	1,327,742
BANK HAPOALIM LTD (REG)	58,592	shares	250,195
BANK LEUMI LE-ISRAEL BM	302,623	shares	1,026,500
BANK OF AMERICA CORPORATION	1,647,500	shares	19,111,000
BANK OF MONTREAL	13,146	shares	804,328

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
BANK OF NEW YORK MELLON CORP	958,100	shares	$24,623,170
BANK OF NOVA SCOTIA	13,321	shares	769,503
BANK RAKYAT INDONESIA TBK PT	183,000	shares	131,969
BB&T CORP	146,500	shares	4,264,615
BBCN BANCORP INC	324,800	shares	3,757,936
BEACON ROOFING SUPPLY INC	99,300	shares	3,304,704
BEBIDAS DAS AM (CIA) PFD SP ADR	67,415	shares	2,830,756
BEBIDAS DAS AMERS (CIA) PN PFD	3,900	shares	163,010
BEC WORLD PLC (LOC)	342,100	shares	793,502
BEFIMMO SCA SICAFI	894	shares	57,621
BELLE INTERNATION HOLDINGS LTD	1,155,000	shares	2,506,448
BENI STABILI SPA SIIQ	458,823	shares	270,169
BERKLEY (WR) CORP	77,000	shares	2,905,980
BERKSHIRE HATHAWAY INC CL B	124,900	shares	11,203,530
BG GROUP PLC	153,061	shares	2,517,479
BGP HOLDINGS PLC (UNLISTED)	1,317,017	shares	17
BHP BILLITON PLC	268,137	shares	9,275,573
BIC	1,648	shares	196,471
BIDVEST GROUP LTD	29,027	shares	737,839
BIG YELLOW GROUP PLC	34,918	shares	197,111
BIM BIRLESIK MAGAZALAR AS	80,252	shares	3,924,991
BIO RAD LABS CL A	26,000	shares	2,731,300
BIOGEN IDEC INC	62,202	shares	9,123,167
BLACKBAUD INC	124,995	shares	2,853,636
BLOUNT INTL INC	24,015	shares	379,917
BM&F BOVESPA SA	1,229,300	shares	8,405,470
BMC SOFTWARE INC	351,566	shares	13,943,108
BMW AG (BAYER MTR WKS) (GERW)	62,422	shares	6,008,989
BNP PARIBAS (FRAN)	82,363	shares	4,629,630
BOARDWALK REIT UNIT	27,440	shares	1,780,138
BOEING CO	225,143	shares	16,966,777
BOLIDEN AB (SWED)	64,547	shares	1,211,903
BOSTON PRIVATE FINL HLDG INC	308,400	shares	2,778,684
BOSTON PROPERTIES INC	96,990	shares	10,262,511
BOSTON SCIENTIFIC CORP	650,000	shares	3,724,500
BR MALLS PARTICIPACOES SA	57,800	shares	762,763
BR PROPERTIES SA	17,500	shares	217,949
BRADESCO SA PREF	86,200	shares	1,480,661
BRAMBLES LTD	710,353	shares	5,539,872

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
BRANDYWINE REALTY TRUST	319,900	shares	$3,899,581
BRE PROPERTIES INC	44,820	shares	2,278,201
BRIDGESTONE CORP	43,000	shares	1,103,849
BRISTOL-MYERS SQUIBB CO	151,494	shares	4,937,189
BRISTOW GROUP INC	59,289	shares	3,181,448
BRITISH AMER TOBACCO PLC (UK)	116,279	shares	5,895,239
BRITISH LAND CO PLC	286,898	shares	2,619,209
BRITISH SKY BROADCAST GRP PLC	107,501	shares	1,339,412
BROADCOM CORP CL A	172,771	shares	5,737,725
BROOKDALE SENIOR LIVING INC	175,000	shares	4,431,000
BROOKFIELD ASSET INC VTG CL A	23,464	shares	859,584
BROOKFIELD CDA OFFICE PPTYS	6,038	shares	177,674
BROOKFIELD OFFICE PPTYS INC	90,037	shares	1,532,208
BROTHER INDUSTRIES	36,000	shares	382,293
BURBERRY GROUP PLC	175,627	shares	3,497,745
C&J ENERGY SERVICES INC	159,600	shares	3,421,824
CABLEVISION SYS CORP NY GRP A	141,000	shares	2,106,540
CABOT CORP	251,800	shares	10,019,122
CADENCE DESIGN SYSTEMS INC	145,400	shares	1,964,354
CALLOWAY REAL EST INVT TR REIT	40,193	shares	1,169,787
CAMDEN PROPERTY TRUST REIT	22,729	shares	1,550,345
CANADIAN APT PPTY REIT TR	3,817	shares	95,550
CANADIAN IMP BK OF COMMERCE	9,437	shares	758,698
CANADIAN PAC RAILWAY LTD	79,160	shares	8,044,239
CANADIAN REAL INVEST TR REIT	7,300	shares	318,215
CAP GEMINI SA	24,778	shares	1,074,710
CAPITACOMMERCIAL TRUST REIT	1,693,000	shares	2,335,316
CAPITAL & REGIONAL PLC	381,008	shares	177,942
CAPITAL AND COUNTIES PROP PLC	73,215	shares	287,821
CAPITAL ONE FINANCIAL CORP	383,484	shares	22,215,228
CAPITAL SHOPPING CENTR GRP (UK)	84,227	shares	479,153
CAPITALAND LTD	1,269,453	shares	3,845,095
CAPITAMALL TRUST REIT	1,320,700	shares	2,302,886
CAPITAMALLS ASIA LTD	212,000	shares	336,687
CARLSBERG AS CL B	21,655	shares	2,122,476
CARMAX INC	69,200	shares	2,597,768
CASEY GENERAL STORES	6,346	shares	336,973
CASTELLUM AB	82,599	shares	1,172,337
CATERPILLAR INC	44,535	shares	3,989,445

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
CCR SA	140,500	shares	$1,334,664
CELANESE CORP SER A	212,700	shares	9,471,531
CELESIO AG	38,840	shares	668,776
CELESTICA INC SUB VTG	586,243	shares	4,777,880
CELGENE CORP	67,700	shares	5,329,344
CELLTRION INC	120,857	shares	2,965,635
CEMEX SAB DE CV SPON ADR	1,459,500	shares	14,405,265
CENTENE CORP	43,841	shares	1,797,481
CENTURYLINK INC	66,692	shares	2,608,991
CFS RETAIL PROPERTY TR GRP	232,658	shares	462,671
CHAROEN POKPHAND INDO	1,812,000	shares	686,257
CHEESECAKE FACTORY INC	108,400	shares	3,546,848
CHESAPEAKE EN PC	5,800	shares	5,194,625
CHESAPEAKE ENERGY CORP	627,000	shares	10,420,740
CHEUNG KONG HLDGS LTD	176,000	shares	2,702,155
CHEVRON CORP	244,013	shares	26,387,566
CHICAGO BRIDGE & IRON (NY REG)	116,364	shares	5,393,471
CHILDRENS PL RETAIL STORES INC	66,000	shares	2,923,140
CHINA LIFE INS CO LTD H	99,000	shares	323,152
CHINA MOBILE LIMITED	625,500	shares	7,283,250
CHINA OVERSEAS LAND & INV LTD	305,600	shares	910,785
CHINA OVERSEAS GRD OCNS GRP LTD	249,000	shares	299,410
CHINA PACIFIC INS (GRP) CO LTD	117,600	shares	434,693
CHINA RESOURCES LAND LTD	134,000	shares	364,786
CHIPOTLE MEXICAN GRILL INC	20,334	shares	6,048,552
CHIYODA CORP	48,000	shares	680,372
CHORUS LTD	25,240	shares	61,323
CHRISTIAN DIOR SA	9,884	shares	1,673,199
CHUGAI PHARMACEUTICAL CO LTD	40,500	shares	771,807
CIA BRASILEIRA DE DST SPON ADR	2,994	shares	132,904
CIA HERING SA	7,500	shares	153,809
CIELO SA	45,480	shares	1,265,888
CIGNA CORP	30,000	shares	1,603,800
CINEMARK HOLDINGS INC	164,600	shares	4,276,308
CISCO SYSTEMS INC	325,500	shares	6,396,075
CITIGROUP INC	173,635	shares	6,869,001
CITIZEN HOLDINGS CO LTD	54,200	shares	282,777
CITY DEVELOPMENT LTD	41,000	shares	431,968
CITY NATIONAL CORP	90,800	shares	4,496,416

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
CITYCON OYJ	19,908	shares	$67,533
CLARCOR INC	118,000	shares	5,638,040
CLEAN HARBORS INC	187,800	shares	10,330,878
CME GROUP INC CL A	99,380	shares	5,039,560
CNOOC LTD	1,434,000	shares	3,104,501
CNP ASSURANCES	51,711	shares	792,110
COACH INC	153,446	shares	8,517,787
COCA COLA WEST COMPANY LTD	24,200	shares	372,351
COCA-COLA ICECEK SANAYI AS	9,210	shares	191,020
COCHLEAR LTD	37,946	shares	3,116,937
COFINIMMO SA	916	shares	108,333
COGNEX CORP	78,800	shares	2,901,416
COHERENT INC	88,400	shares	4,474,808
COLOPLAST AS CL B	20,023	shares	979,488
COLUMBIA BANKING SYSTEMS INC	205,000	shares	3,677,700
COMCAST CORP CL A	750,043	shares	28,036,607
COMMONWEALTH PROP OFFICE UNITS	432,508	shares	458,121
COMMUNITY HEALTH SYS INC NEW	117,600	shares	3,615,024
COMMVAULT SYSTEMS INC	60,000	shares	4,182,600
COMPASS MINERALS INTL INC	47,400	shares	3,541,254
COMPUTER SCIENCES CORP	110,000	shares	4,405,500
COMPUWARE CORP	139,500	shares	1,516,365
CONCHO RESOURCES INC	85,048	shares	6,851,467
CONOCOPHILLIPS	109,643	shares	6,358,198
CONSOL ENERGY INC	437,800	shares	14,053,380
CONTINENTAL AG	22,907	shares	2,648,380
CONWERT IMMOBIL INVEST AG	2,824	shares	36,418
CORE LABORATORIES NV	42,812	shares	4,679,780
CORIO NV	26,127	shares	1,183,398
CORNING INC	241,500	shares	3,047,730
CORPORATE EXECUTIVE BRD CO	190,500	shares	9,041,130
CORPORATE OFFICE PROPERTIES TR	3,300	shares	82,434
COSAN SA INDUSTRIA E COMERCIO	26,400	shares	538,315
COSTAR GROUP INC	94,000	shares	8,400,780
COSTCO WHOLESALE CORP	119,904	shares	11,842,918
COUNTRY GARDEN HLDGS CO LTD	2,323,767	shares	1,217,220
COUSINS PROPERTIES INC	53,788	shares	449,130
COVIDIEN PLC	159,719	shares	9,222,175
CREDICORP LTD (USA)	41,112	shares	6,025,375

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
CREDIT AGRICOLE SA	399,524	shares	$3,208,408
CREDIT SUISSE GROUP AG	27,091	shares	659,318
CREDIT SUISSE GRP SPON ADR	16,400	shares	402,784
CROCS INC	214,700	shares	3,089,533
CROMBIE REAL ESTATE INV TR UT	12,180	shares	180,735
CROWN CASTLE INTL CORP	292,683	shares	21,120,006
CSL LIMITED	19,219	shares	1,075,735
CVB FINANCIAL CORP	379,500	shares	3,946,800
CVS CAREMARK CORP	116,912	shares	5,652,695
DAI ICHI LIFE INSURANCE CO	789	shares	1,091,950
DAICEL CORP	33,000	shares	215,975
DAIHATSU MOTOR CO	62,000	shares	1,224,470
DAIICHI SANKYO CO LTD	94,000	shares	1,434,386
DAIMLER AG (GERW)	53,712	shares	2,929,470
DAINIPPON SUMITOMO PHAR CO LTD	36,100	shares	431,275
DAIWA HOUSE INDUSTRY CO LTD	41,000	shares	699,937
DAIWA SECURITIES GROUP INC	57,000	shares	312,518
DANSKE BK AS	72,008	shares	1,218,542
DAVITA HEALTHCARE PARTNERS INC	66,000	shares	7,294,980
DBS GROUP HOLDINGS LTD	58,000	shares	704,613
DCT INDUSTRIAL TRUST INC REIT	135,750	shares	881,018
DDR CORP	126,697	shares	1,984,075
DEERE & CO	17,406	shares	1,504,227
DELEK GROUP LTD	931	shares	217,468
DELHAIZE GROUP	8,807	shares	351,650
DELL INC	1,846,400	shares	18,704,032
DELTA LLOYD NV	41,718	shares	679,235
DENA CO LTD	14,800	shares	485,504
DENBURY RESOURCES INC	278,000	shares	4,503,600
DERWENT LONDON PLC	57,692	shares	1,973,696
DEUTSCHE EUROSHOP AG	5,557	shares	232,078
DEUTSCHE POST AG	145,139	shares	3,180,165
DEUTSCHE TELEKOM AG (REGD)	127,925	shares	1,451,305
DEUTSCHE WOHNEN (BR)	21,870	shares	404,142
DEXUS PROPERTY GRP STAPLED UNT	2,893,075	shares	3,049,378
DIA SA (DISTRIBUIDORA INTL ALI)	363,047	shares	2,304,971
DIGITAL REALTY TRUST INC	13,150	shares	892,754
DINEEQUITY INC	74,690	shares	5,004,230
DISH NETWORK CORP A	85,000	shares	3,094,000

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
DISNEY (WALT) CO	306,435	shares	$15,257,398
DNB ASA	133,534	shares	1,691,475
DOLE FOOD CO INC	79,337	shares	909,995
DOMTAR CORP	11,700	shares	977,184
DOUGLAS EMMETT INC REIT	56,000	shares	1,304,800
DOW CHEMICAL CO	206,900	shares	6,687,008
DRIL-QUIP INC	53,000	shares	3,871,650
DSV DE SAMMENSLUT VOGN	23,600	shares	608,340
DSW INC CL A	44,800	shares	2,942,912
DUKE REALTY CORP REIT	291,260	shares	4,039,776
DUNKIN BRANDS GROUP INC	333,648	shares	11,070,441
EADS NV	29,800	shares	1,160,368
EAST JAPAN RAILWAY CO	20,300	shares	1,307,485
EATON CORP PLC	34,749	shares	1,883,396
EBAY INC	260,374	shares	13,284,281
ECORODOVIAS INFRAEST E LOGISTIC	62,500	shares	528,083
EDENRED	11,073	shares	340,548
EISAI CO LTD	15,400	shares	639,926
ELECTROLUX AB SER B	28,120	shares	737,252
ELEKTA AB SER B	215,676	shares	3,362,916
EMC CORP	556,154	shares	14,070,697
EMCOR GROUP INC	172,000	shares	5,952,920
EMERITUS CORP	161,600	shares	3,994,752
EMERSON ELEC CO	59,000	shares	3,124,640
ENKA INSAAT VE SANAYI AS	259,466	shares	770,857
ENTERGY CORP	93,000	shares	5,928,750
EOG RESOURCES INC	191,510	shares	23,132,493
EPR PROPERTIES	106,400	shares	4,906,104
EQT CORPORATION	62,000	shares	3,656,760
EQUITY LIFESTYLE PPTYS INC	20,251	shares	1,362,690
EQUITY RESIDENTIAL REIT	166,030	shares	9,408,920
ERSTE GROUP BANK AG	53,266	shares	1,689,161
ESSEX PROPERTY TRUST INC	7,320	shares	1,073,478
ESSILOR INTERNATIONAL SA (FRAN)	28,894	shares	2,899,299
ESTEE LAUDER COS INC CL A	173,635	shares	10,393,791
EURAZEO	13,529	shares	646,535
EUROCOMMERCIAL CVA	18,215	shares	724,652
EVERBANK FINANCIAL CORP	256,200	shares	3,819,942
EXELON CORP	178,000	shares	5,293,720

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
EXLSERVICE HOLDINGS INC	147,643	shares	$3,912,540
EXOR SPA	28,826	shares	722,929
EXPEDITORS INTL OF WASH INC	103,719	shares	4,102,086
EXPRESS SCRIPTS HLDG CO	178,090	shares	9,616,860
EXTENDICARE INC	18,990	shares	146,048
EXXON MOBIL CORP	237,829	shares	20,584,100
FACEBOOK INC A	259,924	shares	6,921,776
FAIRFAX MEDIA LTD	532,103	shares	281,807
FAMILY DOLLAR STORES INC	45,100	shares	2,859,791
FAMILYMART CO LTD	13,600	shares	558,065
FAR EASTONE TELECOM CO LTD	350,000	shares	892,310
FEDERAL REALTY INVESTMENT TR	21,310	shares	2,216,666
FEDERATION CENTRES STA UT	907,998	shares	2,140,407
FEDEX CORP	298,400	shares	27,369,248
FIAT INDUSTRIAL SPA	66,989	shares	729,925
FIAT SPA	1,766,104	shares	8,835,130
FIFTH THIRD BANCORP	387,412	shares	5,884,788
FIRST CAPITAL REALTY INC	7,000	shares	132,442
FIRST FINANCIAL BANCORP	220,300	shares	3,220,786
FIRST PACIFIC CO LTD	210,000	shares	230,568
FLEETCOR TECHNOLOGIES INC	260,320	shares	13,966,168
FOMENTO ECONO MEX (FEMSA) SP ADR	6,909	shares	695,736
FOMENTO ECONO MEXI (FEMSA) UBD	109,690	shares	1,097,299
FONCIERE DES REGIONS	11,998	shares	1,002,467
FOREST CITY ENTERPRISES CL A	160,310	shares	2,589,006
FORTESCUE METALS GROUP LTD	1,474,539	shares	7,120,243
FORUM ENERGY TECHNOLOGIES INC	253,500	shares	6,274,125
FRANKLIN RESOURCES INC	89,800	shares	11,287,860
FRAPORT AG FRANKFURT AIRP SAKT	12,227	shares	709,068
FREEPORT MCMORAN COPPER & GOLD	58,828	shares	2,011,918
FRESNILLO PLC	16,991	shares	509,791
FUJI HEAVY INDUSTRIES LTD	86,000	shares	1,068,113
FUJIFILM HOLDINGS CORP	32,100	shares	638,406
FUJITSU LTD	465,000	shares	1,932,244
FUKUOKA FINANCIAL GROUP INC	167,000	shares	663,104
GARDNER DENVER INC	59,200	shares	4,055,200
GATX CORP	105,900	shares	4,585,470
GAZPROM O A O SPON ADR	735,965	shares	7,160,939
GBL (GROUPE BRUXELLES LAMB) SA	11,339	shares	900,110

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
GEBERIT AG (REG)	25,909	shares	$5,704,994
GECINA SA	12,026	shares	1,347,679
GENERAL ELECTRIC CO	1,475,735	shares	30,975,678
GENERAL GROWTH PPTYS INC NEW	263,516	shares	5,230,792
GENERAL MOTORS CO	272,500	shares	7,856,175
GENERALI SPA (ASSICURAZIONI)	159,668	shares	2,895,757
GENESCO INC	50,900	shares	2,799,500
GENESEE & WYOMING INC CL A	185,550	shares	14,116,644
GENTEX CORP	144,429	shares	2,718,154
GENWORTH FINANCIAL INC A	185,000	shares	1,389,350
GILEAD SCIENCES INC	134,443	shares	9,874,838
GJENSIDIGE FORSIKRING ASA	78,720	shares	1,124,622
GKN PLC	129,340	shares	480,723
GLAXOSMITHKLINE PLC	35,311	shares	765,769
GLAXOSMITHKLINE PLC SPONS ADR	448,918	shares	19,514,465
GLOBAL LOGISTIC PROPERTIES LTD	1,205,600	shares	2,743,701
GLOBAL PAYMENTS INC	118,900	shares	5,386,170
GLP J-REIT	566	shares	432,495
GNC HOLDINGS INC	166,500	shares	5,541,120
GOLDEN AGRI-RESOURCES LTD	542,000	shares	288,404
GOLDMAN SACHS GROUP INC	199,323	shares	25,425,642
GOODMAN GROUP (STAPLE)	578,866	shares	2,602,864
GOOGLE INC A	50,067	shares	35,516,027
GPT GROUP REIT STAPLED	588,994	shares	2,250,839
GRACO INC	191,652	shares	9,868,161
GRAINGER PLC	140,454	shares	270,598
GRAND CANYON EDUCATION INC	183,000	shares	4,295,010
GRANITE REAL ESTATE INC	146,000	shares	5,549,460
GREAT PORTLAND ESTATES PLC	234,820	shares	1,865,688
GREAT WEST LIFECO INC	7,534	shares	184,430
GREE INC	164,600	shares	2,542,100
GREEK ORG OF FOOTBL PROGNOC SA	86,763	shares	618,423
GRIFOLS	34,864	shares	1,213,054
GROUP 1 AUTOMOTIVE INC	46,500	shares	2,882,535
GROWTHPOINT PROPERTIES INC	95,106	shares	274,857
GRUPO FINANCIERO BANORTE SAB	85,500	shares	551,973
GSW IMMOBILIEN GMBH	23,281	shares	983,352
GUANGZHOU R&F PROPERTIES CO H	136,400	shares	227,015
GUDANG GARAM PT (DEMAT)	200,500	shares	1,171,274

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
GULFMARK OFFSHORE INC CLASS A	87,666	shares	$3,020,094
GUNMA BANK	54,000	shares	262,411
HAEMONETICS CORP MASS	225,700	shares	9,217,588
HAMMERSON PLC	437,007	shares	3,466,423
HANESBRANDS INC	155,000	shares	5,552,100
HANG LUNG PROPERTIES LTD	453,898	shares	1,803,681
HANG SENG BANK LTD	40,400	shares	618,704
HANGER INC	67,677	shares	1,851,643
HCP INC REIT	145,038	shares	6,552,817
HEALTH CARE REIT INC	46,300	shares	2,837,727
HEALTHCARE REALTY TRUST INC	57,610	shares	1,383,216
HEALTHSOUTH CORP	157,500	shares	3,324,825
HEARTLAND PAYMENT SYSTEMS IN	136,310	shares	4,021,145
HEARTWARE INTERNATIONAL INC	2,900	shares	243,455
HEIDELBERGCEMENT AG (GERW)	61,649	shares	3,729,352
HEINEKEN HOLDING NV	18,330	shares	1,002,507
HENDERSON LAND DEVMT CO LTD	333,266	shares	2,351,955
HENKEL AG & CO KGAA ORD	8,817	shares	604,361
HENNES & MAURITZ AB B	5,653	shares	195,151
HENRY (JACK) & ASSOCIATES INC	404,400	shares	15,876,744
HERBALIFE LTD	86,900	shares	2,862,486
HERCULES OFFSHORE INC	410,600	shares	2,537,508
HESS CORP	84,100	shares	4,453,936
HEXCEL CORPORATION	115,936	shares	3,125,635
HIGHWOODS PROPERTIES INC	24,700	shares	826,215
HINO MOTORS LTD	227,000	shares	2,025,405
HITTITE MICROWAVE CORP	79,300	shares	4,924,530
HMS HOLDINGS CORP	203,000	shares	5,261,760
HOMEAWAY INC	244,000	shares	5,368,000
HONEYWELL INTL INC	119,186	shares	7,564,735
HONG KONG EXCHS & CLEARING LTD	209,700	shares	3,568,567
HONGKONG LAND HLDGS LTD	845,656	shares	5,911,135
HOPEWELL HOLDINGS LTD	37,000	shares	158,725
HORNBECK OFFSHORE SERVICES INC	78,500	shares	2,695,690
HOST HOTELS & RESORTS INC	492,607	shares	7,719,152
HSBC HOLDINGS PLC (UK REG)	343,409	shares	3,608,736
HSBC HOLDINGS PLC SPON ADR	132,027	shares	7,006,673
HUB GROUP INC CL A	85,518	shares	2,873,405
HUDSON PACIFIC PROPERTIES INC	18,560	shares	390,874

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
HUFVUDSTADEN (FASTIG) AB SER A	91,104	shares	$1,148,055
HURON CONSULTING GROUP INC	118,000	shares	3,975,420
HUSQVARNA AB B SHR	85,396	shares	514,623
HYSAN DEVELOPMENT CO LTD	596,851	shares	2,868,421
ICADE REIT	13,404	shares	1,183,989
IDACORP INC	64,100	shares	2,778,735
IDEMITSU KOSAN CO LTD	2,000	shares	172,678
IGUATEMI EMP DE SHP CNT SA	26,800	shares	356,548
IHS INC CL A	51,100	shares	4,905,600
II-VI INC.	198,490	shares	3,626,412
ILLINOIS TOOL WORKS INC	65,900	shares	4,007,379
ILLUMINA INC	89,138	shares	4,955,181
IMMOFINANZ AG	192,600	shares	807,410
IMPALA PLATINUM HOLDINGS LTD	96,936	shares	1,917,566
IMPERIAL HOLDINGS LTD	40,020	shares	938,387
INDITEX SA	129,682	shares	18,058,832
INDITEX SA UNSPN ADR	528,864	shares	15,088,490
INDUSTRIVARDEN AB SER C	68,110	shares	1,127,984
INFORMATICA CORP	190,000	shares	5,760,800
ING GROEP NV CVA	199,754	shares	1,861,741
INGERSOLL RAND PLC	72,700	shares	3,486,692
INGRAM MICRO INC CL A	565,900	shares	9,575,028
INNOPHOS HOLDINGS INC	79,900	shares	3,715,350
INSURANCE AUSTRALIA GROUP LTD	126,812	shares	617,616
INTERCONTINENTAL EXCHANGE INC	83,405	shares	10,326,373
INTERNATIONAL PAPER CO	198,500	shares	7,908,240
INTERVAL LEISURE GROUP INC	105,747	shares	2,050,434
INTESA SANPAOLO SPA	2,389,774	shares	4,100,697
IBM CORP	99,800	shares	19,116,690
INTUIT INC	279,652	shares	16,639,293
INVESCO LTD	154,000	shares	4,017,860
INVESTA OFFICE FUND STPL UNITS	329,210	shares	1,015,349
INVESTOR AB	61,806	shares	1,615,682
IPC THE HOSPITALIST CO	59,929	shares	2,379,781
ISHRS MSCI EAFE ETF	63,014	shares	3,580,455
ISHRS MSCI EMERGING MARKET ETF	20,640	shares	915,384
ISRAEL CORPORATION SER A	385	shares	250,980
ISUZU MOTORS LTD	311,000	shares	1,834,374
ITAU UNIBANCO HLDG SA SPON ADR	318,500	shares	5,242,510

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
ITAUSA (INVEST ITAU) PFD	202,300	shares	$957,405
ITOCHU CORP	56,700	shares	593,604
ITV PLC	588,915	shares	1,006,409
J2 GLOBAL INC	143,498	shares	4,388,169
JAMES HARDIE INDUSTRES PLC CDI	270,508	shares	2,561,890
JAPAN AIRLINES CO LTD	38,400	shares	1,639,984
JAPAN LOGISTICS FUND INC	3	shares	26,040
JAPAN PETROLEUM EXPLRN CO LTD	4,300	shares	149,893
JAPAN REAL ESTATE INVESTMENT	255	shares	2,501,876
JAPAN RETAIL FUND INVEST CORP	601	shares	1,100,232
JAPAN TOBACCO INC	128,000	shares	3,605,009
JARDEN CORP	120,000	shares	6,204,000
JERONIMO MARTINS & FILHO SGPS	176,958	shares	3,410,205
JGC CORP	25,000	shares	772,205
JOHNSON & JOHNSON	190,369	shares	13,344,867
JONES LANG LASALLE INC	56,500	shares	4,742,610
JOS A BANKS CLOTHIERS INC	106,500	shares	4,534,770
JPMORGAN CHASE & CO	602,741	shares	26,502,522
JSR CORP	23,400	shares	442,692
JTEKT CORPORATION	34,600	shares	325,093
JULIUS BAER GRUPPE AG	25,943	shares	917,003
K12 INC	146,800	shares	3,000,592
KABEL DEUTSCHLAND HOLDING AG	10,623	shares	793,215
KAMIGUMI CO LTD	18,000	shares	142,737
KANSAS CITY SOUTHERN	36,958	shares	3,085,254
KAO CORP	64,400	shares	1,671,791
KAO CORP SPON ADR	8,322	shares	216,122
KASIKORNBANK PCL (FOR)	193,800	shares	1,225,100
KASIKORNBANK PCL (LOC)	97,500	shares	616,343
KAWASAKI HEAVY INDUSTRIES LTD	242,000	shares	648,052
KBC GROUPE SA	23,073	shares	796,404
KDDI CORP	19,600	shares	1,377,780
KELLOGG CO	78,300	shares	4,373,055
KENEDIX REALTY INV CORP REIT	90	shares	312,691
KENNAMETAL INC	60,100	shares	2,404,000
KENNEDY-WILSON HOLDINGS INC	165,251	shares	2,310,209
KEPPEL LAND LTD	182,700	shares	602,743
KERRY GROUP PLC CL A	4,714	shares	247,770
KERRY PROPERTIES LTD	579,500	shares	3,009,331

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
KEYCORP	190,077	shares	$1,600,448
KILROY REALTY CORP	41,600	shares	1,970,592
KIMCO REALTY CORPORATION	121,000	shares	2,337,720
KINDER MORGAN INC	342,676	shares	12,106,743
KINDER MORGAN WT	104,945	shares	396,692
KINNEVIK INVESTMENT AB B	45,610	shares	951,735
KIRBY CORP	57,300	shares	3,546,297
KIRIN HOLDINGS CO LTD	83,000	shares	969,539
KLABIN SA PFD	95,800	shares	598,428
KLEPIERRE SA	49,676	shares	1,968,407
KNIGHT TRANSPORTATION INC	184,300	shares	2,696,309
KOC HLDG AS	155,265	shares	805,938
KOHLS CORP	148,500	shares	6,382,530
KOITO MANUFACTURING CO LTD	33,000	shares	475,374
KONICA MINOLTA HOLDINGS INC	107,000	shares	760,801
KOPPERS HLDGS INC	132,100	shares	5,039,615
KOREA ELECTRIC POWER SPON ADR	499,400	shares	6,976,618
KOREA GAS CORP	6,287	shares	443,904
KOREA ZINC CO LTD	1,935	shares	736,786
KOZA ALTIN ISLETMELERI AS	13,797	shares	332,560
KRAFT FOODS GROUP INC	30,180	shares	1,372,285
KT & G CORP	11,755	shares	892,975
KUBOTA CORP	108,000	shares	1,229,157
KYOCERA CORP	29,000	shares	2,600,912
KYOWA HAKKO KIRIN CO LTD	19,000	shares	186,195
LACLEDE GROUP INC	77,300	shares	2,984,553
LAFARGE SA (BR)	13,734	shares	874,323
LAND SECURITIES GROUP PLC	348,171	shares	4,601,045
LAREDO PETROLEUM INC	158,800	shares	2,883,808
LAWSON INC	7,100	shares	481,064
LEGG MASON INC	13,400	shares	344,648
LEVEL 3 COMMUNICATIONS INC	436,900	shares	10,096,759
LEXINGTON REALTY TRUST REIT	2,870	shares	29,991
LG DISPLAY CO LTD	17,160	shares	500,938
LG HOUSEHOLD & HEALTHCARE LTD	2,076	shares	1,282,325
LIBERTY GLOBAL INC CL A	6,000	shares	377,940
LIBERTY GLOBAL INC CL C	6,000	shares	352,500
LIBERTY INTERACTIVE CORP	701,300	shares	13,801,584
LIBERTY PROPERTY TRUST - REIT	54,500	shares	1,949,465

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
LINK REAL ESTATE INVESTMENT TR	1,052,500	shares	$5,255,134
LINKEDIN CORP CL A	82,811	shares	9,508,359
LITTELFUSE INC	95,618	shares	5,900,587
LLOYDS BANKING GROUP PLC	1,671,972	shares	1,301,388
LOCKHEED MARTIN CORP	27,500	shares	2,537,975
LOEWS CORP	388,200	shares	15,819,150
L'OREAL SA ORD	70,432	shares	9,752,209
LOWES COS INC	276,820	shares	9,832,646
LUFTHANSA AG (REGD)	38,708	shares	727,559
LUKOIL OIL CO SPONS ADR (US)	77,549	shares	5,234,558
LULULEMON ATHLETICA INC	106,495	shares	8,118,114
LUXOTTICA GROUP SPA	28,372	shares	1,163,560
LXB RETAIL PROPERTIES	285,067	shares	546,431
LYONDELLBASELL INDS CLASS A	66,143	shares	3,776,104
MABUCHI MOTOR CO LTD	4,300	shares	181,411
MACERICH COMPANY	89,112	shares	5,195,229
MACK CALI REALTY CORP REIT	180,700	shares	4,718,077
MACYS INC	82,267	shares	3,210,058
MADISON SQUARE GARDEN CO A	36,500	shares	1,618,775
MAGELLAN HLTH SERVICES INC	89,000	shares	4,361,000
MAIL.RU GROUP LTD GDR REGS	72,565	shares	2,503,492
MANITOWOC CO INC	228,300	shares	3,579,744
MAPLETREE COMMERCIAL TRUST	193,000	shares	191,965
MARSH & MCLENNAN COS INC	247,500	shares	8,531,325
MARTIN MARIETTA MATERIALS INC	139,100	shares	13,114,348
MASTERCARD INC CL A	69,592	shares	34,189,158
MAXIM INTEGRATED PRODUCTS INC	128,000	shares	3,763,200
MAXIMUS INC	101,900	shares	6,442,118
MCGRAW-HILL COS INC	55,000	shares	3,006,850
MEDIASET SPA	172,377	shares	354,035
MEDICINES CO	151,500	shares	3,631,455
MEDIOBANCA SPA	61,575	shares	378,908
MEDIPAL HOLDINGS CORP	16,000	shares	176,372
MEDNAX INC	146,000	shares	11,609,920
MEDTRONIC INC	80,000	shares	3,281,600
MEGGITT PLC ORD	791,905	shares	4,917,946
MEIJI HOLDINGS CO LTD	8,300	shares	358,308
MENS WEARHOUSE INC	90,500	shares	2,819,980
MERCADOLIBRE INC	33,900	shares	2,663,523

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
MERCIALYS	24,707	shares	$559,296
MERCK & CO INC NEW	832,508	shares	34,082,878
MERCK KGAA	14,417	shares	1,899,737
METLIFE INC	197,500	shares	6,505,650
METRIC PROPERTY INVESTMENTS	147,002	shares	242,379
MICRON TECHNOLOGY INC	1,664,100	shares	10,567,035
MICROS SYSTEMS INC	137,500	shares	5,835,500
MICROSEMI CORP	272,500	shares	5,733,400
MICROSOFT CORP	955,987	shares	25,553,533
MIRVAC GROUP STAPLED SECURITY	1,536,537	shares	2,369,491
MITSUBISHI CORP	14,300	shares	271,854
MITSUBISHI ESTATE CO LTD	598,870	shares	14,163,844
MITSUBISHI GAS CHEMICAL CO	33,000	shares	199,977
MITSUBISHI HEAVY INDS LTD	106,000	shares	507,762
MITSUBISHI UFJ FINL GRP INC	517,600	shares	2,754,240
MITSUI & CO LTD	49,700	shares	736,020
MITSUI FUDOSAN CO (RE DEV)	452,499	shares	10,916,176
MIZRAHI TEFAHOT BANK LTD	18,217	shares	187,718
MOBILE TELESYSTEMS SPON ADR	35,354	shares	659,352
MOBIMO HOLDING AG	553	shares	132,348
MOLEX INC	20,000	shares	546,600
MOLEX INC CLASS A	100,000	shares	2,232,000
MONDELEZ INTERNATIONAL INC	822,782	shares	20,956,257
MONSANTO CO NEW	139,026	shares	13,158,811
MOOG INC CL A	54,300	shares	2,227,929
MORGAN STANLEY	835,518	shares	15,975,104
MRC GLOBAL INC	228,800	shares	6,356,064
MS&AD INSURANCE GRP HLDGS INC	49,600	shares	976,141
MSCI INC	149,750	shares	4,640,753
MTR CORPORATION LTD	141,500	shares	556,810
MUNICH REINSURANCE (REG)	12,243	shares	2,197,780
MURPHY OIL CORP	170,800	shares	10,171,140
NAMCO BANDAI HLDGS INC	68,400	shares	881,893
NASDAQ OMX GROUP	350,000	shares	8,753,500
NATIONAL GRID PLC	274,076	shares	3,129,916
NATIONAL OILWELL VARCO INC	60,322	shares	4,123,009
NATIONAL PENN BANCSHARES INC	516,400	shares	4,812,848
NATIXIS	511,212	shares	1,720,674
NAVIGATORS GROUP INC	95,600	shares	4,882,292

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
NEDBANK GROUP LTD	9,473	shares	$210,077
NESTE OIL OYJ	63,432	shares	818,013
NESTLE SA REG ADR	40,158	shares	2,617,097
NETAPP INC	175,000	shares	5,871,250
NEUSTAR INC CL A	246,348	shares	10,329,372
NEW JERSEY RESOURCES CORP	68,450	shares	2,711,989
NEW ORIENTAL ED & TECH GR	135,700	shares	2,636,651
NEW WORLD DEVELOPMENT CO LTD	1,632,762	shares	2,532,084
NEWFIELD EXPLORATION CO	122,500	shares	3,280,550
NEWS CORP LTD CL A	444,800	shares	11,360,192
NEXON CO LTD	600	shares	6,011
NEXT PLC	47,354	shares	2,853,119
NEXTERA ENERGY	61,220	shares	4,235,812
NHN CORP	21,784	shares	4,649,099
NICE SYSTEMS LTD	15,016	shares	494,872
NICE SYSTEMS LTD SPON ADR	175,000	shares	5,859,000
NIKE INC CL B	377,020	shares	19,454,232
NIPPON ACCOMMDTN FUND I REIT	44	shares	304,727
NIPPON BUILDING FUND INC	72	shares	742,148
NIPPON EXPRESS CO LTD	55,000	shares	225,371
NIPPON TELEGRAPH & TELEPHONE	93,700	shares	3,926,023
NKSJ HOLDINGS INC	63,500	shares	1,344,982
NOKIA CORP SPON ADR	740,351	shares	2,924,386
NOKIA OYJ	112,231	shares	433,456
NOMURA HOLDINGS INC	581,700	shares	3,377,331
NORDEA BANK AB	299,594	shares	2,860,889
NORWEGIAN PROPERTY ASA	168,146	shares	257,162
NOVARTIS AG SPON ADR	225,000	shares	14,242,500
NOVO-NORDISK AS CL B	95,643	shares	15,508,167
NOVO-NORDISK AS CL B ADR	117,698	shares	19,209,490
NOVOZYMES A/S B	136,188	shares	3,835,807
NRG ENERGY INC	468,080	shares	10,761,159
NSK LTD	25,000	shares	175,737
NTT DOCOMO INC	496	shares	709,921
NTT URBAN DEVELOPMENT CORP	146	shares	140,211
NUCOR CORP	54,600	shares	2,357,628
NVR INC	1,200	shares	1,104,000
OBAYASHI CORP	108,000	shares	603,359
OCCIDENTAL PETROLEUM CORP	178,142	shares	13,647,459

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
OCEANEERING INTERNATIONAL INC	63,000	shares	$3,388,770
OCH-ZIFF CAPITAL MNGMT GRP LLC	609,500	shares	5,790,250
OGX PETROLEO E GAS PART SA	394,000	shares	842,842
OI SA PN	77,200	shares	313,702
OI SA SPON ADR	63,946	shares	256,423
OIL STATES INTERNATIONAL INC	54,500	shares	3,898,930
OLD MUTUAL PLC (UK)	335,865	shares	972,252
OLIN CORP	151,900	shares	3,279,521
OMV AG	32,707	shares	1,180,959
ONYX PHARMACEUTICALS INC	44,000	shares	3,323,320
ORACLE CORP	131,617	shares	4,385,478
ORBITAL SCIENCES CORP	260,000	shares	3,580,200
ORIENT EXPRESS HOTELS LTD CL A	359,400	shares	4,201,386
ORIFLAME COSMETICS SDR	33,292	shares	1,057,661
ORION CORP	946	shares	977,449
ORION OYJ (NEW) B	44,526	shares	1,303,565
ORIX CORP	31,850	shares	3,562,377
OTSUKA HOLDINGS CO LTD	50,900	shares	1,430,029
OVERSEA-CHINESE BKG CORP LTD	131,000	shares	1,043,453
PACCAR INC	30,380	shares	1,373,480
PACWEST BANCORP	193,300	shares	4,789,974
PAGESJAUNES GROUPE SA	109,989	shares	271,487
PANASONIC CORP ADR	403,399	shares	2,448,632
PAREXEL INTERNATIONAL CORP	128,800	shares	3,811,192
PCCW LTD	1,773,000	shares	777,747
PDG REALTY SA	160,900	shares	260,112
PEBBLEBROOK HOTEL TRUST	261,800	shares	6,047,580
PENNEY (J.C.) CO INC	115,000	shares	2,266,650
PENSKE AUTOMOTIVE GROUP INC	204,400	shares	6,150,396
PEOPLES UNITED FINANCIAL INC	219,000	shares	2,647,710
PEPSICO INC	84,300	shares	5,768,649
PERRIGO CO (USA)	115,584	shares	12,024,203
PETROBRAS PN SPON ADR	151,600	shares	2,925,880
PFIZER INC	1,357,734	shares	34,051,969
PHILIP MORRIS INTL INC	15,776	shares	1,319,505
PHILIPS ELEC (KON) (NY REG)	711,200	shares	18,875,248
PHILIPS ELEC (KON) NV	41,918	shares	1,100,784
PHILLIPS 66	78,593	shares	4,173,288
PIRELLI & CO	104,225	shares	1,190,684

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
PITNEY-BOWES INC	13,582	shares	$144,512
PLATINUM UNDERWRITERS HLDG LTD	107,400	shares	4,940,400
PNC FINANCIAL SERVICES GRP INC	121,648	shares	7,093,295
POLSKI KONCERN NAFTOWY ORL SA	32,932	shares	526,674
POLYCOM INC	467,205	shares	4,886,964
POST PROPERTIES - REIT	36,300	shares	1,813,185
POWER CORP OF CANADA SUB VTG	22,696	shares	579,094
POWER FINANCIAL CORP	7,741	shares	211,988
PPR SA	62,088	shares	11,543,088
PRECISION CASTPARTS CORP	78,874	shares	14,940,313
PRICELINE.COM INC	30,628	shares	19,026,113
PRIMARIS RETAIL REIT UT	23,432	shares	633,679
PRIME OFFICE REIT-AG	33,875	shares	144,871
PROASSURANCE CORPORATION	160,000	shares	6,750,400
PROCTER & GAMBLE CO	125,600	shares	8,526,984
PROGRESSIVE CORP OHIO	409,502	shares	8,640,492
PROLOGIS INC REIT	135,766	shares	4,954,101
PRUDENTIAL PLC	861,162	shares	12,107,606
PRYSMIAN SPA	11,540	shares	228,636
PS BUSINESS PKS INC CA REIT	3,720	shares	241,726
PSP SWISS PROPERTY AG	25,071	shares	2,372,378
PUBLIC POWER CORP OF GREECE	28,461	shares	221,270
PUBLIC STORAGE	57,922	shares	8,396,373
QLIK TECHNOLOGIES INC	300,000	shares	6,516,000
QUALCOMM INC	293,220	shares	18,185,504
QUINTAIN ESTATES & DEV CO PLC	293,287	shares	253,699
RACKSPACE HOSTING INC	84,755	shares	6,294,754
RAIFFEISEN BANK INTERNTNL AG	18,023	shares	748,297
RAKUTEN INC (TOKYO)	995,900	shares	7,747,869
RALPH LAUREN CORP	63,320	shares	9,492,934
RANDSTAD HOLDINGS NV	10,774	shares	395,419
RATOS AB SER B	22,135	shares	212,733
RAYTHEON CO	78,800	shares	4,535,728
RED HAT INC	156,508	shares	8,288,664
REED ELSEVIER NV	94,536	shares	1,395,696
REGAL-BELOIT CORP	127,306	shares	8,971,254
REGENCY CENTERS CORP REIT	58,816	shares	2,771,410
REGIONS FINANCIAL CORP	465,993	shares	3,317,870
RELIANCE STEEL & ALUMINUM CO	85,800	shares	5,328,180

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
RELIGARE HEALTH TRUST	179,000	shares	$129,684
RENAISSANCE RE HLDGS LTD	129,500	shares	10,523,170
RENAULT SA ORD	23,001	shares	1,235,204
RENT A CTR INC	118,900	shares	4,085,404
RESEARCH IN MOTION LTD	72,241	shares	858,223
RESOLUTE FOREST PRODUCTS INC	541,000	shares	7,162,840
RESONA HOLDINGS INC	268,000	shares	1,212,628
RETAIL OPPORTUNITY INVTS CORP	9,975	shares	128,279
REXNORD CORP NEW	213,400	shares	4,545,420
RICHEMONT CIE FINANCIERE SA A	158,555	shares	12,377,223
RIOCAN REAL ESTATE INV TR UNIT	135,250	shares	3,747,351
RITCHIE BROS AUCTIONEERS (USA)	148,950	shares	3,111,566
ROBERT HALF INTERNATIONAL INC.	219,000	shares	6,968,580
ROCHE HLDGS GENUSSSCHEINE	7,383	shares	1,485,237
ROCHE HOLDING LTD SPON ADR	210,000	shares	10,605,000
ROGERS COMM INC CL B NON VTG	60,328	shares	2,746,131
ROGERS CORP	62,300	shares	3,093,818
ROHM CO LTD	13,500	shares	436,157
ROLLS-ROYCE HOLDINGS PLC	860,365	shares	12,208,210
ROPER INDUSTRIES INC	36,363	shares	4,053,747
ROWAN COMPANIES PLC	144,000	shares	4,502,880
ROYAL BANK OF SCOTLAND GRP PLC	159,947	shares	843,135
ROYAL CARIBBEAN CRUISES LTD	86,000	shares	2,924,000
ROYAL DUTCH SHELL SPN ADR CL A	86,200	shares	5,943,490
RPM INTERNATIONAL INC	328,000	shares	9,630,080
RTI INTERNATIONAL METALS INC	130,900	shares	3,607,604
RYDER SYSTEM INC	127,200	shares	6,351,096
RYMAN HOSPITALITY PPTYS INC	99,576	shares	3,829,693
SABESP (CIA SANEAM BASIC) SP ADR	24,268	shares	2,028,077
SAFESTORE HOLDINGS LTD	392,744	shares	689,032
SALESFORCE.COM INC	68,931	shares	11,587,301
SALIX PHARMACEUTICALS LTD	100,000	shares	4,048,000
SALLY BEAUTY HLDGS INC	487,800	shares	11,497,446
SAMSUNG ELECTRONICS CO LTD	6,866	shares	9,824,802
SANCHEZ ENERGY CORP	126,500	shares	2,277,000
SANDERSON FARMS INC	60,600	shares	2,881,530
SANDVIK AB	355,285	shares	5,654,490
SANOFI SPON ADR	310,040	shares	14,689,695
SANRIO CO LTD	57,800	shares	1,830,039

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment	Current
(a)	Lessor, or Similar Party	of Shares/Par, Rate of Interest, Maturity Date	Value

Common stock (continued)
SAP AG	31,348	shares	$2,511,218
SAP AG SPON ADR	2,210	shares	177,640
SBA COMMUNICATIONS CORP CL A	309,775	shares	22,000,221
SBI HOLDINGS INC	68,000	shares	598,095
SCANSOURCE INC	104,300	shares	3,313,611
SCHIBSTED AS B	53,964	shares	2,286,631
SCHLUMBERGER LTD	278,865	shares	19,322,555
SCHWAB CHARLES CORP	935,700	shares	13,436,652
SCOR SE	10,632	shares	286,428
SEGRO PLC	139,344	shares	558,197
SEKISUI CHEMICAL CO LTD	26,000	shares	224,782
SEKISUI HOUSE LTD	98,000	shares	1,065,574
SELECTIVE INSURANCE GROUP INC	199,700	shares	3,848,219
SEMPRA ENERGY	64,002	shares	4,540,302
SEMTECH CORP	192,100	shares	5,561,295
SENIOR HOUSING PPTYS TR REIT	82,370	shares	1,947,227
SERVICE CORP INTERNATIONAL INC	384,255	shares	5,306,562
SES SA A (LUX)	21,951	shares	628,741
SEVEN & I HOLDINGS CO LTD	83,700	shares	2,354,440
SEVEN & I HOLDINGS UNSP ADR	2,541	shares	143,185
SGS SA (REG)	436	shares	965,764
SHAFTESBURY PLC	23,009	shares	210,059
SHIMAO PROPERTY HOLDINGS LTD	181,500	shares	342,353
SHINSEI BANK LTD	69,000	shares	136,192
SHIONOGI & CO LTD	42,400	shares	703,282
SHIRE PLC SPON ADR	99,807	shares	9,200,210
SHOWA SHELL SEKIYU KK	50,000	shares	281,641
SIGNATURE BANK	75,965	shares	5,419,343
SILGAN HOLDINGS INC	90,300	shares	3,755,577
SILIC (STE IMMOB LOC IND COMM)	5,912	shares	651,987
SIMON PPTY GROUP INC - REIT	108,116	shares	17,092,058
SINGAPORE EXCHANGE LTD	346,000	shares	1,985,559
SINO LAND CO	1,704,877	shares	3,066,242
SIRONA DENTAL SYSTEMS INC	78,000	shares	5,027,880
SKANDINAVISKA ENSKI BK SER A	126,437	shares	1,074,194
SL GREEN REALTY CORP REIT	47,292	shares	3,624,932
SLM CORP	207,500	shares	3,554,475
SMA SOLAR TECHNOLOGY AG	45,721	shares	1,147,243
SMC CORP	36,600	shares	6,573,510

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
SOC QUIMICA Y MIN CH PFD B ADR	46,800	shares	$2,697,552
SOCIETE GENERALE PARIS CL A	141,653	shares	5,298,868
SODEXO	14,200	shares	1,194,322
SOFTBANK CORP	203,300	shares	7,368,407
SOLARWINDS INC	101,000	shares	5,297,450
SOLERA HOLDINGS INC	206,000	shares	11,014,820
SOLVAY CL A	3,218	shares	464,475
SONAE SIERRA BRASIL	19,100	shares	300,842
SONY CORP	84,000	shares	928,862
SONY CORP ADR	90,700	shares	1,015,840
SONY FINANCIAL HOLDINGS INC	38,500	shares	684,365
SOUTH JERSEY INDUSTRIES INC	64,900	shares	3,266,417
SOUTHWEST AIRLINES CO	1,585,100	shares	16,231,424
SOVRAN SELF STORAGE REIT	2,670	shares	165,807
SPAR GROUP LTD	103,268	shares	1,606,120
SPECTRA ENERGY CORP	212,500	shares	5,818,250
SPECTRUM BRANDS HOLDINGS INC	84,700	shares	3,805,571
SPIRIT AEROSYSTEM HLD INC CL A	68,900	shares	1,169,233
SPLUNK INC	96,997	shares	2,814,853
SPONDA OYJ	53,770	shares	255,505
SPRINT NEXTEL CORP	2,200,000	shares	12,474,000
ST JOE COMPANY	136,000	shares	3,138,880
ST MODWEN PROPERTIES PLC	83,139	shares	310,222
STANDARD CHARTERED PLC (UK)	479,349	shares	12,252,506
STANDARD LIFE PLC	314,958	shares	1,699,135
STAPLES INC	384,617	shares	4,384,634
STARBUCKS CORP	57,312	shares	3,073,069
STARWOOD HTLS & RESRT WRLDWIDE	55,399	shares	3,177,687
STARWOOD PROPERTY TRUST INC	10,175	shares	233,618
STARZ - LIBERTY CAPITAL A	13,000	shares	1,508,130
STATE STREET CORP	34,743	shares	1,633,268
STE DE LA TOUR EIFFEL	1,519	shares	89,223
STIFEL FINANCIAL CORP	67,500	shares	2,157,975
STMICROELECTRONICS NV (NY REG)	104,993	shares	760,149
STMICROELECTRONICS NV(SICOVAM)	37,111	shares	262,950
STOCKLAND UNITS (STAPLED)	287,819	shares	1,055,066
SUMITOMO ELECTRIC INDS LTD	102,500	shares	1,168,927
SUMITOMO MITSUI FINL GROUP INC	185,300	shares	6,662,544
SUMITOMO MITSUI TR HLDGS INC	40,000	shares	138,974

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
SUMITOMO REALTY & DEV CO LTD	142,000	shares	$4,666,405
SUMITOMO RUBBER INDUSTRIES LTD	39,900	shares	476,672
SUN HUNG KAI PROPERTIES LTD	1,038,028	shares	15,562,016
SUN LIFE FINANCIAL INC	59,339	shares	1,573,107
SUNTEC REIT	256,000	shares	351,029
SUNTRUST BANKS INC	130,000	shares	3,685,500
SUPERIOR ENERGY SERVICES INC	254,806	shares	5,279,580
SURGUTNEFTEGAZ SPON ADR (USA)	87,722	shares	791,252
SURGUTNEFTEGAZ SPON ADR PFD DT	230,300	shares	1,529,192
SUSQUEHANNA BANCSHARES INC PA	404,800	shares	4,242,304
SUZUKEN CO LTD	21,500	shares	602,799
SUZUKI MOTOR CORP	41,900	shares	1,084,317
SVB FINL GROUP	70,900	shares	3,968,273
SVENSKA CELLULOSA AB CL B	48,966	shares	1,061,671
SVENSKA HANDELSBANKEN SER A	237,169	shares	8,475,597
SWATCH GROUP AG (BR)	9,625	shares	4,853,277
SWATCH GROUP AG (REG)	9,268	shares	797,961
SWEDBANK AB A	162,988	shares	3,182,992
SWIRE PACIFIC LTD CL A	50,500	shares	624,502
SWIRE PROPERTIES LTD	672,600	shares	2,243,200
SWISS LIFE HLDGS AG (NEW)	5,985	shares	794,379
SWISS PRIME SITE AG	8,269	shares	690,251
SWISS RE LTD	57,544	shares	4,146,012
SYDNEY AIRPORT STAPLE UNIT	65,065	shares	228,376
SYMANTEC CORP	400,000	shares	7,524,000
SYNGENTA AG (SWIT)	23,577	shares	9,449,875
SYNGENTA AG SPONS ADR	99,802	shares	8,064,002
SYNOPSYS INC	140,000	shares	4,457,600
T&D HOLDINGS INC	67,800	shares	814,680
TAIWAN SEMIC MFG CO LTD SP ADR	207,000	shares	3,552,120
TAL INTL GROUP INC	153,700	shares	5,591,606
TANGER FACTORY OUTLET - REIT	38,100	shares	1,303,020
TARGET CORP	65,740	shares	3,889,836
TAUBMAN CENTERS INC	29,600	shares	2,330,112
TAV HAVALIMANLARI HOLDING ASA	46,084	shares	235,593
TCF FINANCIAL CORPORATION	183,800	shares	2,233,170
TE CONNECTIVITY LTD	250,500	shares	9,298,560
TEAM HEALTH HOLDINGS INC	345,200	shares	9,931,404
TECHNE CORP	65,231	shares	4,457,887

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
TELECOM ITALIA SPA	2,154,366	shares	$1,942,217
TELEKOM INDO SER B SPON ADR	33,699	shares	1,245,178
TELEKOM MALAYSIA BHD	350,900	shares	693,079
TENCENT HOLDINGS LIMITED	747,644	shares	24,018,443
TERADATA CORP	160,438	shares	9,929,508
TERADYNE INC	471,700	shares	7,967,013
TERUMO CORP	13,000	shares	510,937
TETRA TECH INC	86,900	shares	2,298,505
TEVA PHARMACEUTICAL IND LTD	225	shares	8,367
TEXAS CAPITAL BANCSHARES INC	78,900	shares	3,536,298
TEXAS INSTRUMENTS INC	91,000	shares	2,815,540
THE FOSCHINI GROUP LTD	84,959	shares	1,410,555
THERMO FISHER SCIENTIFIC INC	124,548	shares	7,943,671
TIME WARNER CABLE	203,300	shares	19,758,727
TIME WARNER INC	498,548	shares	23,845,551
TITAN INTERNATIONAL INC	219,700	shares	4,771,884
TJX COMPANIES INC NEW	274,374	shares	11,647,176
TOFAS TURK OTOMOBIL FABRIKASI	37,818	shares	221,530
TOKIO MARINE HOLDINGS INC	30,100	shares	827,937
TOKYO TATEMONO CO	203,000	shares	1,028,649
TOKYU LAND CORP	46,000	shares	332,383
TOTVS SA	11,800	shares	232,773
TOYODA GOSEI CO	11,200	shares	224,814
TOYOTA MOTOR CORP	77,600	shares	3,587,326
TOYOTA MOTOR CORP ADR 2	81,800	shares	7,627,850
TOYOTA TSUSHO CORP	24,400	shares	595,390
TRANSDIGM GROUP INC	54,000	shares	7,363,440
TRANSOCEAN LTD	35,861	shares	1,601,194
TRAVELERS COMPANIES INC	223,127	shares	16,024,981
TRIMAS CORP	165,422	shares	4,625,199
TRIMBLE NAVIGATION LTD	70,000	shares	4,184,600
TRUEBLUE INC	78,000	shares	1,228,500
TRYG AS	3,422	shares	258,210
TSUMURA & CO	10,600	shares	319,340
TUI AG	16,028	shares	166,055
TUI TRAVEL PLC	109,523	shares	502,609
TURK HAVA YOLLARI AO	164,100	shares	575,838
TURKIYE GARANTI BANKASI AS	1,881,363	shares	9,765,644
TURKIYE HALK BANKASI	27,629	shares	271,032

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
TURKIYE IS BANKASI AS C	299,581	shares	$1,037,815
TYCO INTL LTD	75,000	shares	2,193,750
UDR INC	138,630	shares	3,296,621
ULTIMATE SOFTWARE GROUP INC	71,600	shares	6,759,756
UMICORE SA	22,781	shares	1,253,609
UNIBAIL-RODAMCO	38,568	shares	9,262,680
UNICHARM CORP	800	shares	41,507
UNICREDIT SPA	2,884,909	shares	14,112,210
UNILEVER NV (NY REGD)	71,297	shares	2,730,675
UNILEVER PLC SPONS ADR	90,000	shares	3,484,800
UNION PACIFIC CORP	191,638	shares	24,092,730
UNITE GROUP PLC	96,626	shares	433,692
UNITED INTERNET AG (REG)	10,204	shares	219,676
UNITED NATURAL FOODS INC	110,600	shares	5,927,054
UNITED TECHNOLOGIES CORP	246,362	shares	20,204,148
UNITED TRACTORS PT	175,500	shares	358,739
UNITED URBAN INVESTMENT CORP	524	shares	599,998
UNITEDHEALTH GROUP INC	207,218	shares	11,239,504
UOL GROUP LIMITED	75,000	shares	366,543
URS CORP NEW	117,900	shares	4,628,754
US BANCORP DEL	285,433	shares	9,116,730
UTI WORLDWIDE INC	345,000	shares	4,623,000
VALE S.A.	111,900	shares	2,310,687
VALE S.A. PFD A	169,000	shares	3,373,397
VALE SA SPONS PREF ADR	347,800	shares	7,060,340
VALERO ENERGY CORP	222,500	shares	7,591,700
VALIDUS HOLDING	148,100	shares	5,121,298
VANGUARD HEALTH SYSTEMS INC	190,500	shares	2,333,625
VANTIV INC	212,000	shares	4,329,040
VASTNED RETAIL NV	2,050	shares	88,618
VCA ANTECH INC	171,200	shares	3,603,760
VENTAS INC REIT	53,842	shares	3,484,654
VERIFONE SYSTEMS INC	266,192	shares	7,900,579
VERISIGN INC	265,505	shares	10,306,905
VERTEX PHARMACEUTICALS INC	176,641	shares	7,408,324
VIEWPOINT FINANCIAL GROUP	129,145	shares	2,704,296
VISA INC CL A	188,805	shares	28,619,062
VIVENDI	9,095	shares	203,484
VMWARE INC CL A	96,913	shares	9,123,390

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
VODAFONE GROUP PLC SPON ADR	175,000	shares	$4,408,250
VOESTALPINE AG	26,148	shares	954,659
VOLCANO CORP	125,000	shares	2,951,250
VOLKSWAGEN AG	31,594	shares	6,787,082
VOLKSWAGEN AG SPONS ADR	15,477	shares	672,785
VORNADO REALTY TRUST	147,988	shares	11,850,879
VULCAN MATERIALS CO	164,800	shares	8,577,840
WABCO HOLDINGS INC	100,000	shares	6,519,000
WAL MART STORES INC	152,000	shares	10,370,960
WALGREEN CO	241,850	shares	8,950,869
WASHINGTON FEDERAL INC	121,800	shares	2,054,766
WASHINGTON POST CO CL B	30,500	shares	11,138,905
WATSCO INC	51,000	shares	3,819,900
WEIGHT WATCHERS INTL INC	72,356	shares	3,788,560
WEINGARTEN REALTY INVS REIT	123,800	shares	3,314,126
WELLS FARGO	911,218	shares	31,145,431
WELLS FARGO	100	shares	122,500
WERELDHAVE NV	1,499	shares	94,973
WERNER ENTERPRISES INC	121,200	shares	2,626,404
WESCO INTERNATIONAL INC	167,500	shares	11,294,525
WEST PHARMACEUTICAL SVCS INC	58,400	shares	3,197,400
WESTERN UNION CO	227,000	shares	3,089,470
WESTFIELD GROUP STAPLED UNIT	897,158	shares	9,838,263
WESTFIELD RETAIL TR STAPLED UT	1,530,006	shares	4,798,281
WEX INC	145,000	shares	10,928,650
WEYERHAEUSER CO	226,500	shares	6,301,230
WHARF HOLDINGS LTD	611,770	shares	4,783,123
WHEELOCK & CO LTD	213,000	shares	1,071,753
WHITBREAD PLC	40,968	shares	1,628,490
WHITEWAVE FOODS CO	240,000	shares	3,729,600
WHITING PETROLEUM CORP	115,000	shares	4,987,550
WHOLE FOODS MARKET INC	103,038	shares	9,410,461
WILEY (JOHN) & SONS INC CL A	111,800	shares	4,352,374
WINTHROP REALTY TRUST NEW	17,680	shares	195,364
WNS HLDGS LTD SP ADR	395,985	shares	4,126,164
WOLTERS KLUWER NV	31,122	shares	635,705
WOODSIDE PETROLEUM LTD	85,400	shares	3,004,601
WOODWARD INC	145,500	shares	5,547,915
WOOLWORTHS HOLDINGS LTD	151,009	shares	1,264,717

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Common stock (continued)
WORKDAY INC	36,822	shares	$2,006,799
WPX ENERGY INC	595,200	shares	8,856,576
XEROX CORP	775,000	shares	5,285,499
XL GROUP PLC	548,225	shares	13,738,519
YAMADA DENKI CO LTD	42,280	shares	1,622,681
YAMANA GOLD INC	455,900	shares	7,846,039
YARA INTERNATIONAL ASA	13,894	shares	684,482
YOUKU TUDOU INC ADR	139,231	shares	2,539,573
YUM BRANDS INC	132,811	shares	8,818,650
ZIONS BANCORP	232,500	shares	4,975,500
ZURICH INSURANCE GROUP AG	12,097	shares	3,219,166
			4,650,005,837

Preferred stock
BMW AG (BAYER MTR WKS) NVTG PFD	5,167	shares	332,518
CITIGROUP CAP XIII 7.875% PFD	104,500	shares	2,915,550
HENKEL AG & CO KGAA PREF	7,286	shares	598,187
INTESA SANPAOLO SPA N/C RISP	248,129	shares	349,462
PORSCHE AUTO HLDG NON-VTG PFD	90,130	shares	7,340,269
PROSIEBEN SAT.1 MEDIA AG PFD	18,314	shares	514,897
TELECOM ITALIA SPA RISP	1,223,478	shares	964,921
VOLKSWAGEN AG PFD	27,827	shares	6,323,112
			19,338,916

Common collective trusts
BTC ACWI XUS INDEX FUND	19,418,678	units	376,916,534
BTC RUSSELL 1000 INDX FD	86,341,885	units	1,412,553,246
BTC RUSSELL 2500 INDEX FD	35,675,064	units	518,715,425
BTC US DEBT INDEX FUND	16,198,417	units	451,287,892
INVESTEC GLBL NATRL RES FD	730,084	units	75,235,189
JP MORGAN FOCUS FD	13,138,288	units	236,620,573
LAZARD EMERG MKTS COLL TR	13,767,584	units	236,389,423
			3,307,718,282

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt
ADT CORP	$800,000 principal, 4.88%, due 7/15/42	$757,156
AEGON NV GLBL	$825,000 principal, 4.63%, due 12/01/15	899,294
AEGON NV GLBL	$6,105,000 principal, 4.75%, due 6/01/13	6,199,096
AID	$200,000 principal, 5.50%, due 9/18/33	268,775
AIG INTL	$6,275,000 principal, 4.25%, due 9/15/14	6,610,079
AIG INTL	$700,000 principal, 6.25%, due 5/01/36	898,141
AIG INTL	$800,000 principal, 6.40%, due 12/15/20	991,742
AIG INTL	$100,000 principal, 8.18%, due 5/15/68	130,250
AIG INTL	$1,475,000 principal, 8.25%, due 8/15/18	1,937,253
ALABAMA POWER	$100,000 principal, 6.13%, due 5/15/38	131,876
ALCOA INC GLB	$500,000 principal, 5.95%, due 2/1/37	481,844
ALLGHNY ENGY SUP	$300,000 principal, 6.75%, due 10/15/39	327,937
ALLY FINL FRN	$300,000 principal, 3.49%, due 2/11/14	306,000
ALLY FINL INC	$9,600,000 principal, 4.50%, due 2/11/14	9,816,000
ALTRIA GROUP INC	$900,000 principal, 10.20%, due 2/6/39	1,502,003
ALTRIA GROUP INC	$200,000 principal, 9.95%, due 11/10/38	328,710
AMERADA HESS CO	$100,000 principal, 7.30%, due 8/15/31	134,383
AMERICA MOVIL	$200,000 principal, 6.13%, due 11/15/37	259,304
AMERICA MOVL	$100,000 principal, 6.13%, due 3/30/40	131,191
AMERICAN HONDA	$2,000,000 principal, 1.50%, due 9/11/17	1,998,724
AMEX	$810,000 principal, 4.05%, due 12/03/42	810,971
AMGEN	$2,000,000 principal, 5.15%, due 11/15/41	2,244,062
AMGEN	$100,000 principal, 6.90%, due 6/01/38	133,829
AMGEN INC	$800,000 principal, 5.65%, due 6/15/42	957,731
AMGEN INC	$100,000 principal, 6.38%, due 6/01/37	125,473
ANADARKO FIN CO	$100,000 principal, 7.50%, due 5/01/31	132,029
ANADARKO MTN	$800,000 principal, 6.20%, due 3/15/40	984,082
ANADARKO PETRO	$1,600,000 principal, 6.45%, due 9/15/36	1,999,358
ANHEUSER BUSCH	$100,000 principal, 6.38%, due 1/15/40	138,543
AOL TIME WARNER	$3,550,000 principal, 7.63%, due 4/15/31	4,876,908
AOL TIME WARNER	$725,000 principal, 7.70%, due 5/01/32	1,011,469
APPALACHIAN PWR	$240,000 principal, 6.70%, due 8/15/37	314,082
APPALACHIAN PWR	$500,000 principal, 7.00%, due 4/1/38	678,709
ARCELORMITTA	$800,000 principal, 7.25%, due 10/15/39	750,422
ASTRAZENECA PLC	$110,000 principal, 6.45%, due 9/15/37	148,580
AT&T BROAD GLBL	$200,000 principal, 9.46%, due 11/15/22	302,069
AT&T CORP	$1,150,000 principal, 8.50%, due 11/15/31	1,736,536
AT&T INC	$6,900,000 principal, 2.50%, due 8/15/15	7,193,236
AT&T INC	$16,000 principal, 4.30%, due 12/15/42	16,019

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
AT&T INC	$630,000 principal, 4.35%, due 06/15/45	$630,753
AT&T INC	$1,613,000 principal, 5.35%, due 9/01/40	1,872,946
AT&T INC	$1,100,000 principal, 5.55%, due 8/15/41	1,316,252
AT&T INC	$690,000 principal, 6.50%, due 9/01/37	900,073
AT&T INC	$125,000 principal, 6.55%, due 2/15/39	163,823
BAC CAP TR XI	$800,000 principal, 6.63%, due 5/23/36	896,674
BANCO BRASIL	$100,000 principal, 6.00%, due 1/22/20	116,250
BANCO NACIONAL	$100,000 principal, 5.50%, due 7/12/20	117,000
BANCO SANT MX	$600,000 principal, 4.13%, due 11/09/22	607,500
BANCO SANTAND	$2,200,000 principal, 4.50%, due 4/6/15	2,277,000
BANCO SANTD FRN	$1,500,000 principal, 1.90%, due 1/19/16	1,451,250
BANCO VOTORANTIM	$300,000 principal, 5.25%, due 2/11/16	315,750
BANK AMER	$2,300,000 principal, 5.65%, due 5/01/18	2,674,918
BANK AMER GMTN	$17,240,000 principal, 7.38%, due 5/15/14	18,668,282
BANK AMER NA	$200,000 principal, VAR, due 6/15/16	190,947
BANK AMER NA	$1,040,000 principal, 5.30%, due 3/15/17	1,169,342
BANK AMER NA	$40,000 principal, 6.00%, due 10/15/36	48,884
BANK OF AMER MTN	$6,295,000 principal, 7.63%, due 6/1/19	8,054,899
BANK ONE CAP III	$160,000 principal, 8.75%, due 9/1/30	219,748
BARCLAYS	$80,000 principal, 10.18%, due 6/12/21	108,914
BARCLAYS BANK	$8,525,000 principal, 2.38%, due 1/13/14	8,668,902
BARRICK GOLD	$1,100,000 principal, 5.25%, due 4/01/42	1,206,157
BARRICK GOLD	$10,000 principal, 5.80%, due 11/15/34	10,884
BARRICK PD AUST	$100,000 principal, 5.95%, due 10/15/39	115,182
BERKSHIRE HAT FIN	$5,000,000 principal, 1.50%, due 1/10/14	5,056,290
BG ENERGY	$1,200,000 principal, 5.13%, due 10/15/41	1,396,981
BHP BILLITON FIN	$3,701,000 principal, 5.50%, due 4/01/14	3,931,161
BLACKROCK INC	$5,185,000 principal, 1.38%, due 6/01/15	5,265,523
BLUEM05-1A A1F	$240,157 principal, VAR, due 11/15/17	237,530
BNSF RAILWAY CO	$901,073 principal, 6.00%, due 4/01/24	1,072,011
BOSTON PPTY LTD	$675,000 principal, 3.85%, due 2/01/23	708,265
BOSTON PPTY LTD	$380,000 principal, 5.00%, due 6/01/15	415,126
BOSTON PPTY LTD	$755,000 principal, 5.63%, due 4/15/15	829,039
BOSTON PPTY LTD MTN	$1,900,000 principal, 4.13%, due 5/15/21	2,062,929
BOSTON PT LTD MTN	$200,000 principal, 5.88%, due 10/15/19	238,290
BOSTON SCIENTIFIC	$250,000 principal, 6.00%, due 1/15/20	291,374
BOSTON SCIENTIFIC	$400,000 principal, 7.38%, due 1/15/40	544,220
BOSTON SCIENTIFIC	$525,000 principal, 5.45%, due 6/15/14	558,144
BOSTON SCIENTIFIC	$4,355,000 principal, 5.50%, due 11/15/15	4,906,495

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
BP CAP MKTS	$1,000,000 principal, 3.25%, due 5/6/22	$1,052,318
BRFKREDIT	$600,000 principal, VAR, due 4/15/13	600,022
BURLINGTON	$68,005 principal, 8.25%, due 1/15/21	82,719
BURLINGTON NO	$240,767 principal, 7.57%, due 1/2/21	292,732
BURLINGTON NOR	$1,500,000 principal, 5.05%, due 3/01/41	1,697,749
BURLINGTON NOR MTN	$1,965,000 principal, 4.70%, due 10/1/19	2,263,309
BURLINGTON NORTH	$1,000,000 principal, 4.40%, due 3/15/42	1,046,305
BURLINGTON NORTH	$200,000 principal, 4.30%, due 7/01/13	203,707
BURLINGTON NORTH	$1,400,000 principal, 4.10%, due 6/01/21	1,559,950
BURLINGTON NORTH	$5,571,000 principal, 7.00%, due 2/1/14	5,947,087
BURLINGTON SANTA	$1,400,000 principal, 4.88%, due 1/15/15	1,512,344
CAMERON INTL CORP	$300,000 principal, 5.95%, due 6/1/41	373,673
CAN NATURL RES GLB	$900,000 principal, 6.25%, due 3/15/38	1,156,364
CANADA NAT RES	$200,000 principal, 6.75%, due 2/01/39	268,544
CAPITAL ONE FIN	$2,090,000 principal, 3.15%, due 7/15/16	2,218,328
CAPITAL ONE FIN	$600,000 principal, 4.75%, due 7/15/21	691,207
CAPITAL ONE FIN	$2,570,000 principal, 6.75%, due 9/15/17	3,137,651
CAPITAL ONE FIN	$7,815,000 principal, 7.38%, due 5/23/14	8,501,376
CATERPILLAR INC	$3,465,000 principal, 0.95%, due 6/26/15	3,493,933
CATERPILLAR INC	$3,100,000 principal, 1.38%, due 5/27/14	3,137,749
CATERPILLAR FIN MTN	$5,000,000 principal, 1.38%, due 5/20/14	5,060,730
CENOVUS ENERGY	$100,000 principal, 6.75%, due 11/15/39	135,002
CENTERPOINT ENG	$300,000 principal, 5.85%, due 1/15/41	378,598
CHAIT 2012-A8 A	$3,800,000 principal, 0.54%, due 10/16/17	3,795,250
CHUBB CORP	$100,000 principal, 6.50%, due 5/15/38	137,760
CIGNA	$8,400,000 principal, 2.75%, due 11/15/16	8,833,734
CIGNA	$700,000 principal, 8.50%, due 5/01/19	919,872
CIGNA CORP	$1,475,000 principal, 6.15%, due 11/15/36	1,793,560
CIGNA MTN	$1,885,000 principal, 5.13%, due 6/15/20	2,149,266
CIT	$200,000 principal, 5.25%, due 4/01/14	207,000
CITIGROUP	$13,775,000 principal, 4.75%, due 5/19/15	14,848,940
CITIGROUP	$400,000 principal, 5.88%, due 5/29/37	480,077
CITIGROUP	$200,000 principal, 6.88%, due 3/05/38	262,613
CITIGROUP INC	$300,000 principal, 1.73%, due 1/13/14	302,759
CITIGROUP INC	$1,475,000 principal, 1.99%, due 5/15/18	1,486,498
CITIGROUP INC	$1,600,000 principal, 4.59%, due 12/15/15	1,746,654
CITIGROUP INC	$3,625,000 principal, 6.13%, due 11/21/17	4,312,833
CITIGROUP INC MTN	$300,000 principal, 8.50%, due 5/22/19	403,097
CITIGROUP MTN	$1,275,000 principal, 6.01%, due 1/15/15	1,393,131

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
CITIGROUP MTN	$1,700,000 principal, 8.13%, due 7/15/39	$2,538,591
CLECO PWR LLC	$100,000 principal, 6.00%, due 12/1/40	118,464
CLIFFS NATURAL MTN	$900,000 principal, 6.25%, due 10/1/40	875,306
CNP 2009-1 A1	$2,786,532 principal, 1.83%, due 2/15/16	2,829,347
CODELCO INC	$400,000 principal, 4.25%, due 7/17/42	407,179
COMCAST CORP	$1,300,000 principal, 4.65%, due 7/15/42	1,366,036
COMCAST CORP	$6,000,000 principal, 5.85%, due 11/15/15	6,828,672
COMCAST CORP	$300,000 principal, 6.30%, due 11/15/17	367,903
COMCAST CORP	$100,000 principal, 6.55%, due 7/1/39	130,926
COMCAST CORP	$30,000 principal, 6.95%, due 8/15/37	40,578
COMCAST CORP GLB	$2,125,000 principal, 5.88%, due 2/15/18	2,559,807
COMCAST CORP MTN	$1,200,000 principal, 6.40%, due 3/1/40	1,550,108
COMET 2006-A5	$10,000,000 principal, 5.32%, due 1/15/16	9,999,790
COMWLTH EDISON	$2,000,000 principal, 1.63%, due 1/15/14	2,021,500
CONOCOPHILLIPS	$6,000,000 principal, 4.60%, due 1/15/15	6,483,792
CONSOLIDAT EDIS	$200,000 principal, 6.75%, due 4/1/38	285,143
COVIDIEN INT	$500,000 principal, 6.00%, due 10/15/17	605,423
COX COMMUNICATION INC	$1,000,000 principal, 9.38%, due 1/15/19	1,374,020
COX COMMUNICATION INC	$1,200,000 principal, 6.45%, due 12/1/36	1,477,181
COX COMMUNICATION INC	$1,487,000 principal, 5.45%, due 12/15/14	1,621,700
COX COMMUNICATION INC	$3,800,000 principal, 5.50%, due 10/01/15	4,266,784
CREDIT SUISSE M	$9,095,000 principal, 5.50%, due 5/1/14	9,677,016
CREDIT SUISSE N	$2,500,000 principal, 2.20%, due 1/14/14	2,538,150
CROWN CSTL MTN	$735,000 principal, 6.11%, due 1/15/20	884,570
CSN RESOURCES SA	$200,000 principal, 6.50%, due 7/21/20	217,000
CSX CORP	$230,000 principal, 6.15%, due 5/1/37	290,011
CSX CORP MTN	$500,000 principal, 5.50%, due 4/15/41	597,332
CSX TRANSN INC	$629,609 principal, 8.38%, due 10/15/14	698,866
CVS CAREM	$282,619 principal, 7.51%, due 1/10/32	372,555
CVS PASS THRU	$392,431 principal, 5.93%, due 1/10/34	472,189
CVS PASS THRU	$749,294 principal, 8.35%, due 7/10/31	1,033,150
DAIMLER FIN NOR	$1,100,000 principal, 0.00%, due 10/15/13	1,088,197
DEUTSCHE TEL GLB	$1,000,000 principal, 8.75%, due 6/15/30	1,495,256
DEVON ENERGY CO	$700,000 principal, 4.75%, due 5/15/42	746,586
DISCOVERY COMML	$800,000 principal, 4.95%, due 5/15/42	852,466
DISNEY (WALT) MTN	$5,400,000 principal, 1.10%, due 12/1/17	5,409,266
DNB BK ASA MTN	$1,000,000 principal, 3.20%, due 4/3/17	1,064,720
DORIC NIMROD	$200,000 principal, 5.13%, due 11/30/24	209,000
DOW CHEMICAL	$650,000 principal, 7.38%, due 11/01/29	859,375

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
DOW CHEMICAL	$2,516,000 principal, 8.55%, due 5/15/19	$3,394,328
DOW CHEMICAL	$1,250,000 principal, 9.40%, due 5/15/39	2,052,984
DOW CHEMICAL COMPANY	$775,000 principal, 5.70%, due 5/15/18	921,339
DOW CHEMICAL MTN	$5,778,000 principal, 5.90%, due 2/15/15	6,374,064
DUKE ENERGY CAR	$100,000 principal, 6.05%, due 4/15/38	130,640
EDF	$100,000 principal, 6.95%, due 1/26/39	133,365
EKSPORTFINANS ASA	$100,000 principal, VAR, due 4/5/13	99,528
EKSPORTFINANS GLB	$200,000 principal, 5.50%, due 6/26/17	210,485
EKSPORTFINANS MTN	$300,000 principal, 3.00%, due 11/17/14	297,620
EKSPORTFINS ANS MTN	$200,000 principal, 2.00%, due 9/15/15	191,433
ENBRIDGE ENERGY	$100,000 principal, 7.50%, due 4/15/38	127,567
ENCANA CORP	$1,000,000 principal, 5.15%, due 11/15/41	1,071,799
ENCANA CORP	$200,000 principal, 6.50%, due 8/15/34	245,010
ENEL FIN INTL	$975,000 principal, 6.00%, due 10/7/39	941,805
ENERGY TRAN PTNR	$100,000 principal, 6.63%, due 10/15/36	117,137
ENERGY TRANSFER	$500,000 principal, 7.50%, due 7/1/38	645,040
ENTERPRISE PRD	$1,500,000 principal, 4.45%, due 2/15/43	1,514,022
ENTERPRISE PRODS	$10,000 principal, 5.75%, due 3/1/35	11,371
EXP-IMP BANK KOREA	$6,075,000 principal, 4.00%, due 1/11/17	6,607,170
EXP-IMP BANK KOREA	$4,200,000 principal, 5.00%, due 4/11/22	232,860
FED DEPT ST	$2,895,000 principal, 6.90%, due 4/01/29	3,492,899
FEDERATED RETL HLD	$4,950,000 principal, 5.90%, due 12/1/16	5,816,319
FEDEX CORP	$3,050,000 principal, 7.38%, due 1/15/14	3,259,206
FIRSTENERGY GL	$210,000 principal, 7.38%, due 11/15/31	270,655
FLORIDA PWR & LT	$100,000 principal, 5.95%, due 2/01/38	132,742
FLORIDA PWR	$110,000 principal, 6.35%, due 9/15/37	147,308
FORD MOTOR	$1,800,000 principal, 7.45%, due 7/16/31	2,286,000
FORD MTR CR	$1,700,000 principal, 8.70%, due 10/01/14	1,903,969
FORD MTR CR GLB	$100,000 principal, 7.00%, due 10/01/13	104,510
FORD MTR CR LLC	$1,400,000 principal, 4.25%, due 9/20/22	1,478,687
FORD MTR CR LLC	$4,875,000 principal, 5.63%, due 9/15/15	5,338,290
FORD MTR CR LLC	$2,500,000 principal, 5.75%, due 2/01/21	2,878,315
FORD MTR CREDIT CO LLC	$100,000 principal, 8.00%, due 6/1/14	109,039
FRANCE TELECOM STEP	$200,000 principal, 8.50%, due 3/01/31	298,755
GAZ CAP SA LU	$1,100,000 principal, 5.09%, due 11/29/15	1,178,518
GAZ CAP (GAZPROM)	$100,000 principal, 6.51%, due 3/7/22	119,250
GAZ CAPITAL	$300,000 principal, 8.63%, due 4/28/34	431,751
GE CAP CORP	$300,000 principal, 5.88% due 1/14/38	360,905
GE CAP CORP MTN	$7,500,000 principal, 2.15%, due 1/09/15	7,703,055

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
	GE CAP FUND EMTN	$3,800,000 principal, 4.88%, due 3/6/13	$5,054,482
	GE CAP MTN	$6,400,000 principal, 3.05%, due 6/29/15	6,800,294
	GE CAP MTN	$2,950,000 principal, 5.50%, due 1/08/20	3,489,045
	GE CAP MTN	$1,100,000 principal, 6.75%, due 3/15/32	1,425,406
	GECAP	$100,000 principal, 6.15%, due 8/07/37	123,993
	GECAP MTN	$100,000 principal, 6.88%, due 1/10/39	135,569
	GEMNT 2011-1 A	$10,000,000 principal, VAR, due 1/15/17	10,050,220
	GENERAL ELEC	$925,000 principal, 4.38%, due 9/16/20	1,031,389
	GENERAL ELEC CAP4	$875,000 principal, 4.65%, due 10/17/21	997,384
	GENERAL ELEC MTN	$5,040,000 principal, 3.35%, due 10/17/16	5,408,323
	GEORGIA PAC	$600,000 principal, 5.40%, due 11/1/20	713,780
	GERDAU TRDE	$1,600,000 principal, 5.75%, due 1/30/21	1,760,000
	GMAC LLC	$200,000 principal, 6.75%, due 12/01/14	216,000
	GOLDMAN SACH GLB	$5,000,000 principal, 5.25%, due 10/15/13	5,175,060
	GOLDMAN SACHS	$310,000 principal, 6.13%, due 2/15/33	362,023
	GOLDMAN SACHS FRN	$200,000 principal, 0.70%, due 7/22/15	196,244
	GOLDMAN SACHS GLB	$1,500,000 principal, 7.50%, due 2/15/19	1,886,040
	GSINC	$300,000 principal, 0.78%, due 1/12/15	295,832
	GSINC	$100,000 principal, 6.75%, due 10/01/37	113,059
	GSINC	$1,000,000 principal, 0.88%, due 9/29/14	995,826
	HBOS PLC	$250,000 principal, 6.00%, due 11/1/33	225,918
	HBOS PLC	$200,000 principal, 6.75%, due 5/21/18	215,250
	HCA INC	$1,950,000 principal, 5.75%, due 3/15/14	2,037,750
	HCA INC	$1,900,000 principal, 6.50%, due 2/15/16	2,075,750
	HCA INC	$500,000 principal, 6.75%, due 2/1/41	645,488
	HEALTHNET INC	$1,025,000 principal, 6.38%, due 6/1/17	1,087,781
	HEINEKEN NV	$1,600,000 principal, 1.40%, due 10/1/17	1,594,586
	HEINZ HJ FIN	$200,000 principal, 7.13%, due 8/1/39	275,336
*	HEWLETT-PACKARD	$1,325,000 principal, 3.30%, due 12/09/16	1,348,307
*	HEWLETT-PACKARD	$3,300,000 principal, 6.13%, due 3/01/14	3,469,016
*	HEWLETT-PACKARD	$3,600,000 principal, 2.65%, due 6/1/16	3,591,331
	HSBC BANK USA	$30,000 principal, 5.88%, due 11/1/34	35,126
	HSBC BK USA	$3,647,000 principal, 4.63%, due 4/1/14	3,809,995
	HSBC BNK PLC MTN	$3,662,000 principal, 3.50%, due 6/28/15	3,884,009
	HSBC HOLDINGS PLC	$3,450,000 principal, 6.50%, due 5/02/36	4,299,601
	HSBC HOLDINGS PLC	$1,875,000 principal, 6.50%, due 9/15/37	2,334,345
	HSBC HOLDINGS PLC	$200,000 principal, 6.80%, due 6/01/38	255,116
	HSBC HOLDINGS PLC	$1,350,000 principal, 5.10%, due 4/05/21	1,592,653
	HSBC USA INC	$5,075,000 principal, 2.38%, due 2/13/15	5,219,957

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
HYUNDAI CAP AM	$1,000,000 principal, 1.63%, due 10/2/15	$1,005,928
ING BANK NV	$900,000 principal, 1.68%, due 6/9/14	907,836
ING BK NV	$6,650,000 principal, 3.90%, due 3/19/14	6,913,347
INTL LEASE FIN	$200,000 principal, 6.38%, due 3/25/13	202,100
ITAU UNIBANCO CD	$1,300,000 principal, 0.00%, due 10/31/13	1,284,338
ITAU UNI	$1,000,000 principal, 5.13%, due 5/13/23	1,023,750
JOHN DEERE CAP	$3,900,000 principal, 0.70%, due 9/04/15	3,899,583
JPMCC	$518,333 principal, 0.57%, due 7/15/19	504,813
JPMCC	$400,000 principal, 4.10%, due 7/15/46	450,546
JPMC CO	$1,200,000 principal, 4.40%, due 7/22/20	1,353,380
JPMC CO	$1,100,000 principal, 6.40%, due 5/15/38	1,470,544
JPMC CO MTN	$10,000,000 principal, 1.88%, due 3/20/15	10,179,130
JPMORGAN CHASE	$1,300,000 principal, 6.00%, due 10/1/17	1,538,475
JPMORGAN CHASE	$7,980,000 principal, 3.45%, due 3/1/16	8,472,805
JPMORGAN CHASE	$1,575,000 principal, 4.35%, due 8/15/21	1,759,434
JPMORGAN CHASE	$1,650,000 principal, 4.95%, due 3/25/20	1,912,183
JPMORGAN CHASE	$600,000 principal, 5.40%, due 1/06/42	720,887
KAUPTHING MTN	$1,125,000 principal, 7.13%, due 5/19/16	14,063
KINDER MORGAN	$200,000 principal, 5.80%, due 3/15/35	227,321
KINDER MORGAN EN	$1,300,000 principal, 5.00%, due 08/15/42	1,373,622
KOREA NATL HSG	$2,575,000 principal, 4.88%, due 9/10/14	2,724,559
KRAFT FOODS GRP	$600,000 principal, 5.00%, due 6/4/42	672,634
KRAFT FOODS GRP	$1,295,000 principal, 6.50%, due 2/2/40	1,697,424
KRAFT FOODS INC	$500,000 principal, 7.00%, due 8/11/37	692,004
LAFARGE SA	$9,350,000 principal, 5.50%, due 7/09/15	10,098,000
LAFARGE SA	$1,470,000 principal, 6.50%, due 7/15/16	1,642,725
LEGG MASON INC	$1,825,000 principal, 5.50%, due 5/21/19	1,965,968
LENNAR CORP	$1,300,000 principal, 5.60%, due 5/31/15	1,384,500
LIBERTY MEDIA	$90,000 principal, 8.25%, due 2/01/30	98,100
LIBERTY MEDIA	$260,000 principal, 8.50%, due 7/15/29	281,450
LLOYDS TSB MTN	$100,000 principal, 12.00%, due 12/31/49	115,669
MACYS RETAIL HL	$275,000 principal, 8.38%, due 7/15/15	320,357
MAJAPAHIT HLDG	$1,000,000 principal, 7.75%, due 1/20/20	1,257,500
MAY DEPT	$100,000 principal, 6.70%, due 7/15/34	118,669
MAY DEPT STORES	$1,461,000 principal, 6.70%, due 9/15/28	1,695,254
MAY DEPT STORES	$100,000 principal, 6.90%, due 1/15/32	119,125
MAY DEPT STR GLBL	$675,000 principal, 6.65%, due 7/15/24	836,133
MBNAS	$5,736,000 principal, 0.32%, due 10/15/15	5,734,222
MERRILL LYNCH	$4,000,000 principal, 6.15%, due 4/25/13	4,064,224

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
MERRILL LYNCH	$3,000,000 principal, 6.88%, due 11/15/18	$3,670,848
MET LIFE GLBL MTN	$12,500,000 principal, 2.00%, due 1/10/14	12,678,463
METLIFE INC	$500,000 principal, 6.38%, due 6/15/34	650,815
MOLSON COORS BRW	$600,000 principal, 5.00%, due 5/1/42	670,345
MORGAN STANLEY	$1,400,000 principal, 6.38%, due 7/24/42	1,636,743
MORGAN STANLEY GBL	$100,000 principal, 6.63%, due 4/1/18	117,815
MSTDW	$700,000 principal, 7.25%, due 4/01/32	878,768
NBCUNIVERSAL MED	$400,000 principal, 5.95%, due 4/1/41	489,017
NBCUNIVERSAL MED	$200,000 principal, 6.40%, due 4/30/40	255,917
NEWMONT MINING	$1,000,000 principal, 6.25%, due 10/1/39	1,201,116
NEWS AMER INC	$800,000 principal, 6.15%, due 2/15/41	1,010,399
NEWS AMER INC	$700,000 principal, 6.40%, due 12/15/35	866,783
NEWS AMER INC	$1,375,000 principal, 6.65%, due 11/15/37	1,772,174
NGPL PIPECO	$1,000,000 principal, 7.77%, due 12/15/37	1,050,000
NOKIA CORP	$100,000 principal, 6.63%, due 5/15/39	89,750
NORDEA BK AG	$4,000,000 principal, 2.13%, due 1/14/14	4,038,188
NORDEA BK FRN	$1,100,000 principal, 1.18%, due 1/14/14	1,107,963
NORDSTROM INC	$500,000 principal, 6.95%, due 3/15/28	657,086
NORDSTROM INC GLB	$800,000 principal, 6.25%, due 1/15/18	969,540
NORDSTROM MTN	$1,791,000 principal, 6.75%, due 6/1/14	1,942,843
NORFOLK SOUTHERN	$475,000 principal, 7.70%, due 5/15/17	599,382
NORFOLKS MTN	$175,000 principal, 5.90%, due 6/15/19	213,148
NORTHERN NATION	$1,600,000 principal, 4.10%, due 9/15/42	1,601,808
NWSTRN MUT	$100,000 principal, 6.06%, due 3/30/40	127,310
OMX TIMBER	$1,000,000 principal, 5.42%, due 1/29/20	1,099,700
ONTARIO PROVINCE	$200,000 principal, 4.40%, due 4/14/20	235,321
PACIFIC GAS & ELE	$500,000 principal, 6.25%, due 3/1/39	658,576
PACIFIC LIF INS	$1,100,000 principal, 9.25%, due 6/15/39	1,534,726
PERNOD RICARD	$500,000 principal, 5.50%, due 1/15/42	580,968
PETROBRAS INTL	$1,625,000 principal, 5.38%, due 1/27/21	1,829,458
PETROBRAS INTL	$200,000 principal, 6.88%, due 1/20/40	255,800
PETROLEOS MEX	$1,000,000 principal, 6.50%, due 6/02/41	1,255,000
PETROLEOS MEXICANOS	$100,000 principal, 8.00%, due 5/3/19	130,750
PFIZER	$600,000 principal, 7.20%, due 3/15/39	917,384
PG&E	$310,000 principal, 6.05%, due 3/01/34	398,416
PHILIP MOR INT	$100,000 principal, 6.38%, due 5/16/38	135,801
PIONEER NATL RE	$500,000 principal, 3.95%, due 7/15/22	523,369
PLAINS AA PIP	$500,000 principal, 6.65%, due 1/15/37	653,103
PLAINS AA PIP/F	$1,000,000 principal, 4.30%, due 1/31/43	997,714

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
PLAINS AA PIPELINE	$800,000 principal, 5.15%, due 6/1/42	$898,575
POTASH CORP	$200,000 principal, 5.63%, due 12/1/40	242,341
PPG INDUSTRS INC	$200,000 principal, 5.50%, due 11/15/40	231,818
PRIDE INTL INC	$700,000 principal, 7.88%, due 8/15/40	1,024,115
PRIVATE EXPORT	$800,000 principal, 4.30%, due 12/15/21	965,501
PROGRESS ENERGY	$100,000 principal, 7.75%, due 3/01/31	136,327
PROGRESS ENERGY	$700,000 principal, 4.10%, due 5/15/42	714,077
PROVIDENT COMPANY	$471,000 principal, 7.25%, due 3/15/28	553,827
PROVIDENT COS	$300,000 principal, 7.00%, due 7/15/18	356,283
PRUDENTIAL FINAN	$200,000 principal, 6.20%, due 11/15/40	241,256
PUGET ENERGY IN	$300,000 principal, 6.00%, due 9/01/21	330,831
RABOBANK NL UTREC MTN	$10,000,000 principal, 1.85%, due 1/10/14	10,132,940
RABOBANK NLD MTN	$800,000 principal, 5.25%, due 5/24/41	936,594
RBS GPR PLC	$1,700,000 principal, 6.13%, due 12/15/22	1,792,444
RBS PLC	$7,145,000 principal, 4.38%, due 3/16/16	7,729,104
RBS PLC	$400,000 principal, 6.13%, due 1/11/21	482,830
RCI BANQUE SA	$2,000,000 principal, 3.40%, due 4/11/14	2,031,808
REED ELSEVIER	$5,490,000 principal, 7.75%, due 1/15/14	5,878,813
REED ELSEVIER C	$2,025,000 principal, 8.63%, due 1/15/19	2,609,229
REPUBLIC NY CORP	$550,000 principal, 9.50%, due 4/15/14	601,968
ROCKIES EXP	$900,000 principal, 6.88%, due 4/15/40	810,000
ROYAL BK OF SCOT MTN	$1,500,000 principal, 5.63%, due 8/24/20	1,739,919
SBAP 2004-20L	$55,601 principal, 4.87%, due 12/1/24	62,626
SBAP 2005-20A	$28,401 principal, 4.86%, due 1/1/25	31,723
SBAP 2005-20E	$22,690 principal, 4.84%, due 5/1/25	25,410
SBAP 2006-20J	$525,863 principal, 5.37%, due 10/1/26	602,012
SBAP 2006-20L	$566,546 principal, 5.12%, due 12/1/26	637,703
SHELL INTL FIN	$5,000,000 principal, 1.13%, due 8/21/17	5,021,650
SHELL INTL FIN	$6,800,000 principal, 3.10%, due 6/28/15	7,203,138
SHELL INTL FIN	$400,000 principal, 3.63%, due 8/21/42	395,112
SHELL INTL FIN	$100,000 principal, 5.50%, due 3/25/40	128,016
SLM CORP MEDIUM	$2,000,000 principal, 8.45%, due 6/15/18	2,340,000
SLM CORP MTN	$300,000 principal, 5.63%, due 8/01/33	278,250
SLM CORP MTN	$1,475,000 principal, 6.00%, due 1/25/17	1,596,688
SLM CORP MTN	$1,000,000 principal, 8.00%, due 3/25/20	1,140,000
SLMA 2006-10 A4	$1,235,832 principal, 0.37%, due 7/25/23	1,231,445
SLMA 2006-3 A4	$493,569 principal, 0.38%, due 7/25/19	491,930
SLMA 2007-2 A2	$615,792 principal, 0.30%, due 7/25/17	614,881
SLMA 2007-3 A2	$456,369 principal, 0.31%, due 10/25/17	455,591

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
SLMA 2008-5 A3	$9,503,000 principal, 1.60%, due 1/25/18	$9,718,280
SLMA 2008-9 A 3	$191,630 principal, 1.80%, due 4/25/23	200,009
SLMA 2012-6 A1	$2,695,637 principal, 0.36%, due 2/27/17	2,695,671
SLMA 2012-7 A2	$5,000,000 principal, 0.48%, due 9/25/19	4,996,331
SLMA 2012-B A2	$2,700,000 principal, 3.48%, due 10/15/30	2,860,735
SOUTHERN CAL ED	$100,000 principal, 5.55%, due 1/15/37	123,914
SOUTHERN CAL ED	$130,000 principal, 5.63%, due 2/1/36	164,076
SOUTHWESTERN EN	$100,000 principal, 4.10%, due 3/15/22	107,450
SPRINT CAP GLBL	$250,000 principal, 6.90%, due 5/01/19	272,500
SPRINT NEXTEL	$2,125,000 principal, 6.00%, due 12/01/16	2,310,938
SSIF NV LP	$1,800,000 principal, 1.01%, due 4/14 /14	1,810,078
ST PAUL TRAVELERS	$3,785,000 principal, 5.50%, due 12/1/15	4,283,662
STATOIL ASA	$400,000 principal, 4.25,% due 11/23/41	428,972
STONE STRT TR	$1,500,000 principal, 5.90%, due 12/15/15	1,641,990
SUMITOMO BK	$10,000,000 principal, 1.95%, due 1/14/14	10,100,240
SUNAMERICA INC	$700,000 principal, 5.60%, due 7/31/97	665,416
TARGET CORP	$700,000 principal, 4.00%, due 7/01/42	716,792
TEACHERS INS	$100,000 principal, 6.85%, due 12/16/39	135,261
TECK RESOURCES	$500,000 principal, 6.25%, due 7/15/41	586,529
TELECOM ITALIA	$1,200,000 principal, 7.00%, due 6/4/18	1,371,600
TELECOM ITALIA CAP	$1,575,000 principal, 7.18%, due 6/18/19	1,827,788
TELECOM ITALIA MTN	$950,000 principal, 6.18%, due 6/18/14	1,001,300
TENN VLY AUTH	$100,000 principal, 4.63%, due 9/15/60	119,286
TIME WARNER CAB	$600,000 principal, 5.88%, due 11/15/40	697,172
TIME WARNER CAB	$825,000 principal, 8.75%, due 2/14/19	1,112,278
TIME WARNER CBL	$200,000 principal, 6.55%, due 5/1/37	246,817
TIME WARNER INC	$9,700,000 principal, 3.15%, due 7/15/15	10,256,945
TIME WARNER INC	$100,000 principal, 6.20%, due 3/15/40	122,127
TIME WARNER MTN	$7,950,000 principal, 7.50%, due 4/1/14	8,614,254
TIME WARNER MTN	$3,250,000 principal, 8.25%, due 4/1/19	4,324,895
TIME WARNER INC	$200,000 principal, 4.90%, due 6/15/42	213,899
TIME WARNER INC	$900,000 principal, 5.38%, due 10/15/41	1,002,425
TIME WARNER INC	$1,800,000 principal, 6.10%, due 7/15/40	2,173,282
TIME WARNER INC	$100,000 principal, 6.25%, due 3/29/41	123,128
TRANSCANADA PIPE	$100,000 principal, 7.63%, due 1/15/39	150,040
TRANS-CANADA PL GLB	$200,000 principal, 7.25%, due 8/15/38	288,522
TRANSCONT GAS	$200,000 principal, 4.45%, due 8/1/42	205,224
TRANSNEFT	$200,000 principal, 7.70%, due 8/07/13	207,504
TRANSOCEAN INC	$600,000 principal, 6.80%, due 3/15/38	732,658

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
TRAVELERS COS	$1,000,000 principal, 3.90%, due 11/01/20	$1,128,512
TRAVELERS MTN	$150,000 principal, 5.75%, due 12/15/17	182,108
TURLOCK CORP	$3,100,000 principal, 1.50%, due 11/2/17	3,105,180
TURLOCK CORP	$875,000 principal, 2.75%, due 11/2/22	871,255
UBS AG STAMFORD	$3,000,000 principal, 2.25%, due 1/28/14	3,043,320
UNION PAC	$2,068,436 principal, 6.18%, due 1/2/31	2,556,090
UNION PAC	$544,400 principal, 5.87%, due 7/02/30	637,838
UNION PAC CORP	$100,000 principal, 6.15%, due 5/1/37	130,206
UNION PACIFIC	$9,365,000 principal, 4.88%, due 1/15/15	10,126,403
UNION PACIFIC	$203,122 principal, 7.60%, due 1/2/20	246,729
UNION PACIFIC PTC	$707,456 principal, 4.70%, due 1/2/24	787,999
UNION PACIFIC PTC	$246,937 principal, 5.08%, due 1/2/29	282,911
UNITED MEXICAN	$800,000 principal, 5.13%, due 1/15/20	952,000
UNITEDHEALTH	$400,000 principal, 4.63%, due 11/15/41	425,734
UNUM CORP	$191,000 principal, 6.75%, due 12/15/28	222,048
UNUMPROVIDENT	$125,000 principal, 6.85%, due 11/15/15	141,427
UPAC	$700,000 principal, 4.16%, due 7/15/22	790,971
VALE OVERSEAS	$200,000 principal, 6.88%, due 11/10/39	250,110
VERIZON COM	$2,350,000 principal, 1.95%, due 3/28/14	2,392,488
VERIZON COM INC	$400,000 principal, 6.90%, due 4/15/38	567,762
VERIZON COM INC	$300,000 principal, 7.35%, due 4/1/39	443,529
VERIZON COM INC	$700,000 principal, 6.00%, due 4/01/41	910,965
VERIZON GLBL	$130,000 principal, 5.85%, due 9/15/35	162,882
VIRGINIA ELEC PWR	$240,000 principal, 6.00%, due 5/15/37	314,584
VODAFONE	$200,000 principal, 6.15%, due 2/27/37	263,829
VULCAN MATERIAL	$525,000 principal, 6.50%, due 12/01/16	578,813
VULCAN MATERIAL	$1,225,000 principal, 7.50%, due 6/15/21	1,396,500
WACHOVIA BK NA	$300,000 principal, 5.85%, due 2/1/37	371,222
WACHOVIA BK NA	$725,000 principal, 0.00%, due 6/11/15	869,103
WACHOVIA CORP MTN	$550,000 principal, 5.75%, due 2/1/18	658,686
WALMART	$400,000 principal, 6.20%, due 4/15/38	542,044
WALMART	$400,000 principal, 6.50%, due 8/15/37	560,965
WALMART STORES	$900,000 principal, 5.63%, due 4/15/41	1,175,068
WELLPOINT INC	$800,000 principal, 4.63%, due 5/15/42	823,714
WELLPOINT INC	$1,835,000 principal, 7.00%, due 2/15/19	2,281,755
WELLPOINT INC	$5,000,000 principal, 5.88%, due 6/15/17	5,932,520
WELLPOINT INC	$3,000,000 principal, 5.25%, due 1/15/16	3,342,396
WELLS FARGO	$6,000,000 principal, 3.63%, due 4/15/15	6,376,506

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Corporate debt (continued)
WELLS FARGO	$1,000,000 principal, 3.68%, due 6/15/16	$1,080,823
WEYERHAEUSER	$1,100,000 principal, 7.38%, due 3/15/32	1,383,130
WILLIAMS COS	$124,000 principal, 8.75%, due 3/15/32	171,880
WILLIAMS COS GLB	$495,000 principal, 7.50%, due 1/15/31	617,603
WILLIAMS PARTNER	$500,000 principal, 6.30%, due 4/15/40	609,611
WOODSIDE FIN	$3,250,000 principal, 4.50%, due 11/10/14	3,437,580
WYETH	$100,000 principal, 5.95%, due 4/01/37	133,033
WYETH	$500,000 principal, 6.50%, due 2/01/34	681,846
XEROX CORP	$8,000,000 principal, 2.95%, due 3/15/17	8,205,592
XEROX CORP	$1,475,000 principal, 4.50%, due 5/15/21	1,560,274
XEROX CORP	$650,000 principal, 6.35%, due 5/15/18	749,369
XEROX CORP	$2,875,000 principal, 6.40%, due 3/15/16	3,238,992
XEROX CORP	$875,000 principal, 6.75%, due 2/01/17	1,017,410
		799,249,981

U.S. Government securities
CWALT	$54,113 principal, 0.48%, due 2/25/37	34,136
DBUBS	$788,293 principal, 1.55%, due 7/12/44	809,262
FB 2005-1 A3	$400,000 principal, 5.28%, due 08/10/35	458,885
FFCB	$25,000,000 principal, 1.13%, due 02/27/14	25,265,500
FFCB	$600,000 principal, 5.16%, due 03/14/22	759,052
FHLB	$455,640 principal, 5.14%, due 03/14/22	485,215
FHLG	$365,998 principal, 4.50%, due 02/01/37	392,647
FHLG	$2,381,646 principal, 5.00%, due 01/01/35	2,576,829
FHLG	$627,085 principal, 5.00%, due 07/01/35	678,476
FHLG	$2,514,206 principal, 5.00%, due 8/1/35	2,712,397
FHLG	$1,533,628 principal, 5.50%, due 1/1/35	1,671,295
FHLG	$631,080 principal, 5.50%, due 1/1/35	687,729
FHLG	$337,066 principal, 5.50%, due 3/1/34	368,587
FHLG	$2,489,256 principal, 5.50%, due 6/1/34	2,717,374
FHLG	$453,290 principal, 5.50%, due 10/1/33	495,963
FHLG	$3,911,195 principal, 5.50%, due 12/1/39	4,220,730
FHLG	$2,245,530 principal, 6.00%, due 5/1/37	2,443,593
FHLG	$1,930,155 principal, 0.00%, due 5/1/40	2,100,401
FHLG	$2,581,319 principal, 6.00%, due 6/1/38	2,808,193
FHLG	$7,861,229 principal, 6.00%, due 6/1/38	8,554,614
FHLG	$692,688 principal, 6.00%, due 6/1/38	747,291
FHLG	$780,415 principal, 6.00%, due 11/1/37	848,762
FHLG	$1,291,187 principal, 6.00%, due 11/1/37	1,405,074

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FHLG	$403,314 principal, 6.50%, due 8/1/37	$446,544
FHLG	$2,086,184 principal, 6.50%, due 8/1/38	2,279,809
FHLG	$345,749 principal, 6.50%, due 9/1/37	377,838
FHLG	$267,316 principal, 6.50%, due 9/1/37	292,126
FHLG	$273,271 principal, 6.50%, due 10/1/37	298,634
FHLG	$609,829 principal, 6.50%, due 10/1/38	666,429
FHLG	$463,303 principal, 6.50%, due 12/1/31	525,478
FHLG	$683,046 principal, 6.50%, due 12/1/32	775,257
FHLG	$7,863,063 principal, 6.50%, due 12/1/38	8,718,171
FHLG	$215,747 principal, 7.00%, due 8/1/38	246,423
FHLG	$232,289 principal, 4.50%, due 5/1/24	249,312
FHLG	$426,188 principal, 3.50%., due 8/1/18	448,014
FHLG	$256,068 principal, 4.00%, due 6/1/18	271,222
FHLG	$1,854,211 principal, 4.00%, due 6/1/26	1,963,942
FHLG	$270,211 principal, 4.00%, due 7/1/18	286,202
FHLG	$1,228,831 principal, 4.50%, due 1/1/21	1,309,377
FHLG	$587,545 principal, 4.50%, due 3/1/19	627,787
FHLG	$1,608,864 principal, 4.50%, due 3/1/25	1,716,331
FHLG	$1,118,792 principal, 4.50%, due 4/1/24	1,190,727
FHLG	$588,820 principal, 4.50%, due 6/1/18	626,680
FHLG	$625,713 principal, 4.50%, due 6/1/21	666,727
FHLG	$483,329 principal, 4.50%, due 6/1/21	515,010
FHLG	$2,271,354 principal, 4.50%, due 6/1/26	2,417,395
FHLG	$1,899,463 principal, 4,50%, due 7/1/19	2,033,740
FHLG	$976,875 principal, 4.50%, due 7/1/20	1,051,568
FHLG	$149,493 principal, 4.50%, due 8/1/18	159,105
FHLG	$608,457 principal, 4.50%, due 8/1/20	649,116
FHLG	$681,904 principal, 4.50%, due 9/1/20	730,621
FHLG	$4,360,029 principal, 4.50%, due 9/1/20	4,654,831
FHLG	$6,622,187 principal, 4.50%, due 9/1/26	7,047,973
FHLG	$1,533,601 principal, 4.50%, due 10/1/24	1,644,667
FHLG	$2,189,347 principal, 4.50%, due 12/1/18	2,330,115
FHLG	$169,456 principal, 5.00%, due 2/1/20	183,486
FHLG	$1,487,640 principal, 5.00%, due 3/1/18	1,594,274
FHLG	$795,169 principal, 5.00%, due 3/1/25	852,166
FHLG	$801,121 principal, 5.00%, due 4/1/21	861,800
FHLG	$317,100 principal, 5.00%, due 5/1/23	340,473
FHLG	$606,616 principal, 5.00%, due 6/1/19	656,240
FHLG	$396,256 principal, 5.00%, due 7/1/18	424,729

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FHLG	$3,365,436 principal, 5.00%, due 7/1/23	$3,609,825
FHLG	$4,409,463 principal, 0.00%, due 7/1/25	4,739,312
FHLG	$1,633,412 principal, 5.00%, due 7/1/25	1,757,130
FHLG	$681,883 principal, 5.00%, due 9/1/19	736,753
FHLG	$251,468 principal, 5.00%, due 9/1/21	270,554
FHLG	$1,169,578 principal, 5.00%, due 10/1/20	1,263,651
FHLG	$1,843,380 principal, 5.00%, due 12/1/20	1,983,001
FHLG	$138,431 principal, 5.00%, due 12/1/21	148,938
FHLG	$2,348,695 principal, 5.50%, due 1/1/24	2,508,608
FHLG	$2,579,923 principal, 5.50%, due 2/1/22	2,755,580
FHLG	$1,379,984 principal, 5.50%, due 4/1/21	1,478,685
FHLG	$305,849 principal, 5.50%, due 4/1/22	326,673
FHLG	$622,120 principal, 5.50%, due 5/1/22	664,478
FHLG	$7,869,366 principal, 5.50%, due 5/1/24	8,402,700
FHLG	$1,744,257 principal, 5.50%, due 7/1/21	1,869,013
FHLG	$3,738,694 principal, 5.50%, due 7/1/24	3,994,916
FHLG	$356,634 principal, 5.50%, due 8/1/20	383,094
FHLG	$308,658 principal, 5.50%, due 11/1/21	330,156
FHLG	$543,492 principal, 5.50%, due 11/1/21	582,364
FHLG	$455,564 principal, 5.50%, due 12/1/19	485,930
FHLG	$114,704 principal, 5.50%, due 12/1/20	122,896
FHLG	$347,613 principal, 5.50%, due 12/1/22	371,172
FHLG	$2,575,000 principal, 5.50%, due 12/1/24	2,749,516
FHLG	$2,847,202 principal, 5.50%, due 12/1/24	3,041,056
FHLG	$788,737 principal, 6.00%, due 1/1/24	851,248
FHLG	$5,170,171 principal, 6.00%, due 1/1/24	5,555,912
FHLG	$315,319 principal, 6.00%, due 3/1/18	338,268
FHLG	$153,583 principal, 6.00%, due 2/1/19	163,705
FHLG	$819,316 principal, 6.00%, due 2/1/22	916,906
FHLG	$115,411 principal, 6.00%, due 3/1/22	129,081
FHLG	$842,857 principal, 6.00%, due 3/1/23	943,658
FHLG	$227,235 principal, 6.00%, due 8/1/21	253,824
FHLG	$1,060,319 principal, 6.00%, due 8/1/22	1,185,457
FHLG	$199,665 principal, 6.00%, due 9/1/17	216,468
FHLG	$101,017 principal, 6.00%, due 9/1/21	112,989
FHLG	$98,928 principal, 6.00%, due 11/1/16	105,020
FHLG	$856,612 principal, 6.00%, due 11/1/22	958,203
FHLG	$1,125,005 principal, 6.00%, due 11/1/22	1,259,335
FHLG	$97,823 principal, 6.00%, due 12/1/22	109,503

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FHLG	$733,402 principal, 6.50%, due 3/1/22	$812,037
FHLG	$247,547 principal, 6.50%, due 7/1/16	265,309
FHLG	$688,979 principal, 6.50%, due 8/1/21	743,434
FHLG	$674,931 principal, 6.50%, due 11/1/22	749,168
FHLG	$806,546 principal, 5.50%, due 5/1/22	867,483
FHLG	$287,336 principal, 5.00%, due 7/1/25	310,075
FHLG	$440,479 principal, 5.00%, due 8/1/25	475,476
FHLG	$472,905 principal, 5.00%, due 11/1/25	510,479
FHLG	$261,587 principal, 5.50%, due 1/1/26	282,289
FHLG	$333,871 principal, 5.00%, due 12/1/24	360,293
FHLG	$635,315 principal, 5.00%, due 4/1/23	684,999
FHLG	$279,769 principal, 5.50%, due 11/1/23	305,155
FHLG	$313,393 principal, 5.50%, due 5/1/23	341,720
FHLM ARM	$287,743 principal, 4.42%, due 3/1/35	306,181
FHLM ARM	$7,726,991 principal, 5.25%, due 6/1/38	8,208,317
FHLM ARM	$307,204 principal, 5.38%, due 3/1/36	326,976
FHLM ARM	$4,500,606 principal, 5.39%, due 7/1/38	4,797,724
FHLM ARM	$3,978,362 principal, 5.51%, due 12/1/37	4,208,492
FHLM ARM	$6,158,159 principal, 5.70%, due 8/1/37	6,621,942
FHLM ARM	$3,601,136 principal, 5.75%, due 11/1/37	3,817,188
FHLM ARM	$5,728,839 principal, 4.96%, due 4/1/38	6,076,990
FHLMC	$7,000,000 principal, 1.38%, due 2/25/14	7,094,087
FHLMC	$600,000 principal, 2.38%, due 1/13/22	625,822
FHLMC	$100,000 principal, 6.75%, due 3/15/31	153,488
FHLMC	$2,200,000 principal, 0.00%, due 3/15/31	1,174,193
FHMS	$10,000,000 principal, 1.32%, due 8/25/22	988,541
FHMS	$7,103,304 principal, 2.08%, due 12/25/17	7,344,012
FHMS	$2,056,912 principal, 1.87%, due 1/25/18	2,131,149
FHMS	$3,649,087 principal, 1.62%, due 9/25/18	3,749,375
FHMS	$4,917,804 principal, 1.67%, due 10/25/18	5,057,924
FHR	$354,268 principal, 4.00%, due 10/1/39	368,095
FHR	$1,613,417 principal, 3.50%, due 10/1/13	1,656,578
FHR	$1,367,579 principal, 6.00%, due 11/15/28	1,530,201
FHR	$856,200 principal, 7.50%, due 1/20/30	1,006,052
FHR	$28,874 principal, 6.00%, due 3/15/17	31,065
FHR	$626,298 principal, 6.50%, due 6/15/32	708,516
FHR	$4,020,718 principal, 5.50%, due 7/15/32	4,223,885
FHR	$360,829 principal, 5.00%, due 12/15/17	383,534
FHR	$331,244 principal, 5.00%, due 1/15/18	353,785

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FHR	$15,177 principal, 4.50%, due 6/15/22	$15,311
FHR	$401,710 principal, 5.50%, due 6/15/22	405,760
FHR	$9,789 principal, 5.50%, due 9/15/31	9,786
FHR	$252,573 principal, 5.00%, due 12/15/22	262,682
FHR	$187,372 principal, 5.00%, due 11/15/17	190,697
FHR	$10,002,590 principal, 5.00%, due 3/15/18	10,696,280
FHR	$1,500,000 principal, 5.50%, due 3/15/33	1,656,257
FHR	$40,110 principal, 3.75%, due 4/15/33	40,617
FHR	$598,261 principal, 5.00%, due 6/15/33	654,780
FHR	$530,786 principal, 4.50%, due 6/15/18	552,950
FHR	$194,660 principal, 5.67%, due 2/15/32	196,423
FHR	$970,133 principal, 5.00%, due 9/15/32	1,023,012
FHR	$334,210 principal, 0.65%, due 3/15/17	335,311
FHR	$6,411,459 principal, 5.00%, due 8/15/18	6,850,906
FHR	$330,115 principal, 5.50%, due 1/15/22	333,688
FHR	$1,714,733 principal, 4.50%, due 7/15/32	1,774,721
FHR	$496,865 principal, 3.50%, due 10/15/18	519,058
FHR	$118,190 principal, 4.75%, due 12/15/22	119,966
FHR	$95,370 principal, 5.50%, due 4/15/32	96,350
FHR	$92,112 principal, 5.00%, due 12/15/23	100,299
FHR	$3,353,305 principal, 4.00%, due 4/15/19	3,552,672
FHR	$1,162,530 principal, 4.00%, due 4/15/19	1,220,756
FHR	$706,423 principal, 4.50%, due 5/15/19	749,380
FHR	$487,421 principal, 0.55%, due 4/15/33	487,867
FHR	$860,000 principal, 5.00%, due 8/15/19	917,348
FHR	$60,427 principal, 5.50%, due 7/15/15	62,351
FHR	$46,231 principal, 5.00%, due 1/15/19	46,880
FHR	$227,375 principal, 5.50%, due 1/15/31	230,794
FHR	$1,226,168 principal, 4.50%, due 8/15/34	1,337,128
FHR	$240,953 principal, 4.50%, due 4/15/19	247,616
FHR	$284,797 principal, 4.50%, due 2/15/19	290,683
FHR	$60,844 principal, 5.00%, due 11/15/24	65,856
FHR	$323,508 principal, 0.00%, due 4/15/19	331,356
FHR	$179,572 principal, 5.50%, due 1/15/32	181,443
FHR	$2,703,654 principal, 5.00%, due 2/15/25	2,950,201
FHR	$185,124 principal, 4.50%, due 11/15/18	186,503
FHR	$2,125,000 principal, 4.50%, due 7/15/20	2,292,299
FHR	$915,537 principal, 5.50%, due 7/15/31	922,230
FHR	$564,279 principal, 5.00%, due 8/15/17	602,399

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FHR	$395,000 principal, 4.50%, due 3/15/22	$426,026
FHR	$3,640,000 principal, 4.50%, due 3/15/22	3,918,041
FHR	$138,939 principal, 4.50%, due 12/15/20	141,124
FHR	$457,355 principal, 4.50%, due 10/15/17	472,225
FHR	$11,072 principal, 5.00%, due 9/15/34	11,068
FHR	$655,447 principal, 4.00%, due 5/15/32	657,371
FHR	$237,440 principal, 3.10%, due 7/15/19	237,397
FHR	$1,358,548 principal, 5.00%, due 9/15/40	1,450,190
FHR	$749,487 principal, 5.00%, due 11/15/36	789,916
FNA	$4,801,603 principal, 4.08%, due 12/25/17	786,157
FNGT	$118,836 principal, 7.00%, due 12/25/41	138,425
FNGT	$399,281 principal, 6.99%, due 2/19/30	456,416
FNMA	$3,000,000 principal, 3.50%, due 1/1/43	3,197,813
FNMA	$542,954 principal, 4.00%, due 1/1/42	582,127
FNMA	$1,682,980 principal, 4.00%, due 12/1/40	1,808,612
FNMA	$657,862 principal, 4.00%, due 12/1/40	704,298
FNMA	$33,695 principal, 4.00%, due 1/1/42	36,126
FNMA	$2,594,259 principal, 4.50%, due 3/1/34	2,800,887
FNMA	$1,471,686 principal, 4.50%, due 10/1/35	1,588,213
FNMA	$568,839 principal, 4.50%, due 10/1/40	613,702
FNMA	$7,000,000 principal, 5.00%, due 1/1/41	7,582,422
FNMA	$7,000,000 principal, 5.00%, due 2/1/41	7,582,422
FNMA	$1,737,539 principal, 5.00%, due 3/1/34	1,884,415
FNMA	$2,432,550 principal, 5.00%, due 3/1/36	2,632,856
FNMA	$621,341 principal, 5.00%, due 6/1/23	673,863
FNMA	$448,818 principal, 5.00%, due 8/1/25	487,178
FNMA	$754,258 principal, 5.00%, due 10/1/29	821,787
FNMA	$47,236 principal, 5.00%, due 12/1/25	51,288
FNMA	$727,857 principal, 5.50%, due 2/1/35	797,345
FNMA	$1,800,051 principal, 5.50%, due 4/1/34	1,970,775
FNMA	$1,728,160 principal, 5.50%, due 4/1/35	1,894,225
FNMA	$2,841,403 principal, 5.50%, due 4/1/37	3,114,444
FNMA	$3,288,547 principal, 5.50%, due 5/1/33	3,604,556
FNMA	$170,039 principal, 5.50%, due 5/1/33	186,379
FNMA	$1,723,666 principal, 5.50%, due 5/1/35	1,887,145
FNMA	$3,174,198 principal, 5.50%, due 6/1/26	3,443,509
FNMA	$4,044,817 principal, 5.50%, due 6/1/33	4,430,971
FNMA	$8,614,002 principal, 5.50%, due 6/1/33	9,441,754
FNMA	$1,023,336 principal, 5.50%, due 7/1/33	1,121,032

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FNMA	$638,818 principal, 5.50%, due 8/1/35	$700,204
FNMA	$913,168 principal, 5.50%, due 8/1/37	999,776
FNMA	$1,399,111 principal, 5.50%, due 9/1/35	1,530,496
FNMA	$1,408,283 principal, 5.50%, due 9/1/36	1,540,530
FNMA	$3,786,896 principal, 5.50%, due 10/1/36	4,148,426
FNMA	$382,747 principal, 5.50%, due 11/1/33	419,288
FNMA	$605,876 principal, 5.50%, due 11/1/34	662,772
FNMA	$374,843 principal, 5.50%, due 11/1/34	410,628
FNMA	$377,929 principal, 5.50%, due 12/1/30	410,375
FNMA	$4,511,032 principal, 5.50%, due 12/1/35	4,930,418
FNMA	$4,185,866 principal, 6.00%, due 2/1/34	4,643,622
FNMA	$1,176,830 principal, 6.00%, due 3/1/40	1,284,813
FNMA	$368,398 principal, 6.00%, due 4/1/35	408,367
FNMA	$1,111,910 principal, 6.00%, due 6/1/40	1,215,674
FNMA	$1,158,992 principal, 6.00%, due 8/1/37	1,285,510
FNMA	$2,361,367 principal, 6.00%, due 8/1/37	2,620,047
FNMA	$1,607,502 principal, 6.00%, due 8/1/38	1,757,515
FNMA	$438,082 principal, 6.00%, due 10/1/28	488,817
FNMA	$989,619 principal, 6.00%, due 10/1/37	1,072,384
FNMA	$561,184 principal, 6.00%, due 11/1/23	612,686
FNMA	$1,594,805 principal, 6.00%, due 11/1/34	1,769,543
FNMA	$1,750,005 principal, 6.00%, due 12/1/38	1,908,941
FNMA	$1,011,064 principal, 6.50%, due 2/1/38	1,109,642
FNMA	$403,328 principal, 6.50%, due 7/1/38	448,450
FNMA	$178,142 principal, 6.50%, due 10/1/37	195,511
FNMA	$635,390 principal, 6.50%, due 10/1/38	706,673
FNMA	$1,915,883 principal, 6.50%, due 10/1/38	2,130,821
FNMA	$417,882 principal, 6.50%, due 12/1/32	472,806
FNMA	$2,037,620 principal, 7.00%, due 12/1/38	2,326,600
FNMA	$6,284,672 principal, 7.00%, due 3/1/37	7,194,077
FNMA	$261,132 principal, 7.00%, due 3/1/37	298,875
FNMA	$505,205 principal, 7.00%, due 4/1/32	579,397
FNMA	$550,418 principal, 7.00%, due 4/1/37	629,981
FNMA	$819,079 principal, 7.00%, due 8/1/32	935,849
FNMA	$571,317 principal, 7.00%, due 9/1/28	647,028
FNMA	$544,808 principal, 7.00%, due 10/1/37	622,243
FNMA	$2,030,385 principal, 5.00%, due 7/1/23	2,202,016
FNMA	$1,302,461 principal, 5.00%, due 1/1/26	1,414,188
FNMA	$340,966 principal, 0.00%, due 2/1/28	380,729

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FNMA	$1,107,836 principal, 6.00%, due 7/1/28	$1,239,123
FNMA	$536,340 principal, 6.00%, due 10/1/27	599,273
FNMA	$411,647 principal, 6.50%, due 3/1/27	457,186
FNMA	$200,000 principal, 0.00%, due 6/1/17	191,684
FNMA	$3,300,000 principal, 0.00%, due 3/23/28	1,991,236
FNMA	$239,686 principal, 4.62%, due 4/1/13	240,285
FNMA	$18,394,408 principal, 5.50%, due 1/1/19	19,733,031
FNMA	$186,386 principal, 6.00%, due 7/1/16	196,636
FNMA	$28,000,000 principal, 3.00%, due 1/1/27	29,548,750
FNMA	$6,886,484 principal, 4.00%, due 3/1/20	7,367,462
FNMA	$170,081 principal, 4.00%, due 3/1/22	182,226
FNMA	$629,994 principal, 4.00%, due 3/1/22	673,995
FNMA	$5,146,374 principal, 4.00%, due 5/1/25	5,505,816
FNMA	$804,971 principal, 4.00%, due 5/1/26	861,193
FNMA	$398,533 principal, 4.00%, due 9/1/20	426,368
FNMA	$202,552 principal, 4.00%, due 10/1/18	216,699
FNMA	$4,846,468 principal, 4.00%, due 10/1/26	5,184,964
FNMA	$627,696 principal, 4.50%, due 1/1/20	674,871
FNMA	$366,491 principal, 4.50%, due 1/1/20	394,035
FNMA	$3,510,979 principal, 4.50%, due 3/1/21	3,774,851
FNMA	$542,613 principal, 4.50%, due 4/1/19	583,394
FNMA	$868,413 principal, 4.50%, due 4/1/21	934,765
FNMA	$452,997 principal, 4.50%, due 5/1/22	487,376
FNMA	$7,161,456 principal, 4.50%, due 5/1/22	7,699,684
FNMA	$738,366 principal, 4.50%, due 7/1/20	793,858
FNMA	$381,345 principal, 4.50%, due 7/1/25	410,005
FNMA	$319,011 principal, 4.50%, due 9/1/20	342,987
FNMA	$399,866 principal, 4.50%, due 10/1/20	430,418
FNMA	$270,801 principal, 4.50%, due 11/1/19	291,153
FNMA	$450,427 principal, 4.50%, due 11/1/21	484,842
FNMA	$1,067,183 principal, 4.50%, due 12/1/20	1,148,723
FNMA	$5,682,913 principal, 4.50%, due 12/1/20	6,117,122
FNMA	$280,349 principal, 4.50%, due 12/1/21	301,770
FNMA	$14,354,438 principal, 5.00%, due 6/1/26	15,584,658
FNMA	$1,447,746 principal, 5.00%, due 1/1/19	1,566,845
FNMA	$370,999 principal, 5.00%, due 3/1/23	403,027
FNMA	$158,094 principal, 5.00%, due 5/1/21	171,767
FNMA	$1,446,874 principal, 5.00%, due 6/1/20	1,570,543
FNMA	$1,530,566 principal, 5.00%, due 6/1/23	1,662,697

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FNMA	$2,231,011 principal, 5.00%, due 7/1/18	$2,414,546
FNMA	$905,308 principal, 5.00%, due 7/1/24	983,603
FNMA	$586,574 principal, 5.00%, due 8/1/21	637,304
FNMA	$505,585 principal, 5.00%, due 9/1/19	547,640
FNMA	$923,426 principal, 5.00%, due 9/1/20	1,003,144
FNMA	$3,860,112 principal, 5.00%, due 9/1/25	4,194,555
FNMA	$1,437,628 principal, 5.00%, due 10/1/21	1,561,736
FNMA	$846,195 principal, 5.00%, due 12/1/19	915,808
FNMA	$529,449 principal, 5.00%, due 12/1/21	573,010
FNMA	$505,838 principal, 5.00%, due 12/1/21	549,585
FNMA	$2,129,270 principal, 5.00%, due 12/1/23	2,308,761
FNMA	$832,001 principal, 5.16%, due 1/1/18	929,330
FNMA	$3,373,198 principal, 5.50%, due 1/1/25	3,632,380
FNMA	$168,710 principal, 5.50%, due 3/1/21	182,516
FNMA	$961,106 principal, 5.50%, due 3/1/23	1,035,104
FNMA	$5,891,429 principal, 5.50%, due 5/1/25	6,435,548
FNMA	$1,044,061 principal, 5.50%, due 6/1/20	1,120,041
FNMA	$601,898 principal, 5.50%, due 6/1/22	648,145
FNMA	$2,095,515 principal, 5.50%, due 7/1/21	2,264,711
FNMA	$1,850,346 principal, 5.50%, due 8/1/21	1,985,002
FNMA	$299,637 principal, 5.50%, due 9/1/23	323,221
FNMA	$800,783 principal, 5.50%, due 11/1/23	865,315
FNMA	$1,045,184 principal, 5.50%, due 11/1/23	1,130,718
FNMA	$372,594 principal, 5.50%, due 12/1/21	402,620
FNMA	$1,136,226 principal, 5.50%, due 3/1/24	1,223,529
FNMA	$322,978 principal, 6.00%, due 2/1/19	347,252
FNMA	$394,703 principal, 6.00%, due 3/1/18	427,345
FNMA	$356,917 principal, 6.00%, due 5/1/18	383,273
FNMA	$6,638,646 principal, 6.00%, due 5/1/24	7,433,432
FNMA	$1,283,558 principal, 6.00%, due 8/1/22	1,436,683
FNMA	$137,857 principal, 6.00%, due 8/1/22	154,134
FNMA	$299,465 principal, 6.00%, due 9/1/19	323,123
FNMA	$321,146 principal, 6.00%, due 9/1/19	347,706
FNMA	$53,536 principal, 6.00%, due 9/1/21	59,810
FNMA	$1,245,448 principal, 6.00%, due 9/1/21	1,391,406
FNMA	$1,168,761 principal, 6.00%, due 9/1/23	1,308,954
FNMA	$201,608 principal, 6.00%, due 11/1/17	217,783
FNMA	$996,599 principal, 6.00%, due 11/1/21	1,112,837
FNMA	$178,210 principal, 6.00%, due 12/1/18	191,833

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FNMA	$4,240,321 principal, 6.50%, due 9/1/17	$260,357
FNMA	$293,658 principal, 6.50%, due 4/1/18	315,516
FNMA	$446,285 principal, 6.50%, due 4/1/21	489,750
FNMA	$979,615 principal, 6.50%, due 4/1/22	1,094,897
FNMA	$616,498 principal, 6.50%, due 10/1/22	683,915
FNMA	$1,217,601 principal, 3.50%, due 1/1/32	1,297,839
FNMA	$478,846 principal, 4.50%, due 4/1/25	517,659
FNMA	$1,477,341 principal, 4.50%, due 5/1/30	1,598,933
FNMA	$357,412 principal, 4.50%, due 11/1/30	386,940
FNMA	$1,543,647 principal, 5.00%, due 1/1/25	1,675,581
FNMA	$204,202 principal, 5.00%, due 9/1/23	221,591
FNMA	$92,956 principal, 5.00%, due 12/1/23	100,872
FNMA	$542,221 principal, 5.50%, due 2/1/26	588,225
FNMA	$534,718 principal, 5.50%, due 6/1/27	580,086
FNMA	$388,750 principal, 5.50%, due 10/1/23	423,722
FNMA	$1,762,649 principal, 6.00%, due 12/1/27	1,969,770
FNMA	$240,716 principal, 5.00%, due 11/1/23	261,215
FNMA	$1,344,430 principal, 5.50%, due 1/1/23	1,462,631
FNMA	$512,701 principal, 5.50%, due 1/1/25	561,265
FNMA	$331,739 principal, 5.50%, due 10/1/24	362,901
FNMA	$266,576 principal, 5.50%, due 11/1/23	290,667
FNMA	$525,903 principal, 5.50%, due 3/1/23	572,711
FNMA	$450,160 principal, 6.00%. due 1/1/26	502,277
FNMA	$679,485 principal, 6.50%, due 10/1/26	754,653
FNMA	$581,776 principal, 6.50%, due 2/1/27	646,135
FNMA	$525,407 principal, 6.00%, due 3/1/36	582,340
FNMA	$3,900,000 principal, 6.63%, due 11/15/30	5,911,066
FNMA	$1,700,000 principal, 7.13%, due 1/15/30	2,666,045
FNMA	$500,000 principal, 7.25%, due 5/15/30	795,066
FNMA	$193,150 principal, 3.32%, due 1/1/18	206,395
FNMA	$446,656 principal, 5.50%, due 4/1/17	514,900
FNMA	$4,500,000 principal, 8.10%, due 8/12/19	6,448,954
FNMA ARM	$988,328 principal, 4.03%, due 5/1/33	1,037,544
FNMA ARM	$533,550 principal, 4.48%, due 1/1/35	566,686
FNMA ARM	$647,919 principal, 4.84%, due 7/1/35	692,394
FNMA ARM	$18,254,932 principal, 5.46%, due 3/1/39	19,507,714
FNMA ARM	$3,821,286 principal, 5.50%, due 9/1/38	4,055,613
FNMA ARM	$12,717,329 principal, 5.93%, due 9/1/37	13,708,664
FNMA PRIN STRIP	$200,000 principal, 0.00%, due 11/15/30	104,653

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FNMA MTN DN	$1,600,000 principal, 0.00%, due 11/15/30	$822,973
FNR	$331,930 principal, 6.00%, due 3/25/17	354,538
FNR	$141,058 principal, 3.75%, due 12/25/17	142,696
FNR	$658,722 principal, 5.50%, due 12/25/34	727,914
FNR	$694,787 principal, 6.00%, due 11/25/31	772,743
FNR	$140,375 principal, 5.50%, due 3/25/17	147,786
FNR	$452,164 principal, 5.50%, due 11/25/17	484,008
FNR	$116,126 principal, 5.00%, due 11/25/17	123,312
FNR	$2,961,382 principal, 5.00%, due 12/25/17	3,146,773
FNR	$601,113 principal, 6.50%, due 6/25/42	678,706
FNR	$433,771 principal, 4.50%, due 1/25/18	458,316
FNR	$529,044 principal, 5.00%, due 1/25/18	562,401
FNR	$527,054 principal, 5.00%, due 3/25/18	554,210
FNR	$1,417,761 principal, 5.00%, due 5/25/18	1,515,789
FNR	$370,963 principal, 5.00%, due 5/25/18	395,028
FNR	$114,565 principal, 3.50%, due 8/25/23	120,906
FNR	$295,529 principal, 4.50%, due 4/25/18	302,508
FNR	$407,711 principal, 4.50%, due 9/25/18	433,331
FNR	$422,924 principal, 5.00%, due 7/25/24	460,721
FNR	$1,325,424 principal, 4.50%, due 10/25/19	1,402,279
FNR	$542,350 principal, 5.00%, due 10/25/24	592,355
FNR	$19,143 principal, 5.50%, due 11/25/31	19,135
FNR	$650,855 principal, 0.55%, due 3/25/35	653,797
FNR	$168,467 principal, 5.50%, due 12/25/23	170,907
FNR	$250,000 principal, 5.50%, due 1/25/35	271,339
FNR	$4,056,920 principal, 0.45%, due 8/25/35	4,062,387
FNR	$1,079,914 principal, 5.00%, due 10/25/23	1,095,268
FNR	$475,755 principal, 5.00%, due 7/25/19	485,351
FNR	$21,375 principal, 6.00%, due 1/25/24	21,449
FNR	$14,192 principal, 6.50%, due 12/25/33	14,200
FNR	$85,442 principal, 5.50%, due 2/25/33	86,795
FNR	$556,139 principal, 5.50%, due 6/25/32	562,236
FNR	$429,767 principal, 5.50%, due 7/25/33	447,188
FNR	$100,000 principal, 0.40%, due 10/27/37	99,473
FNR	$108,026 principal, 5.00%, due 12/25/24	108,551
FNR	$5,507,233 principal, 4.25%, due 6/25/22	5,669,609
FNR	$157,787 principal, 4.20%, due 7/25/22	163,216
FNR	$1,600,000 principal, 5.00%, due 4/25/23	1,764,920
FNR	$514,214 principal, 5.50%, due 4/25/38	562,489

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
FNR	$521,357 principal, 6.09%, due 3/25/31	$526,903
FNR	$224,085 principal, 5.00%, due 8/25/37	238,514
FNR	$208,496 principal, 4.50%, due 11/25/22	216,132
FNR	$2,755,000 principal, 4.50%, due 7/25/23	2,926,355
FNR	$270,011 principal, 4.00%, due 10/25/19	283,177
FNR	$137,217 principal, 4.08%, due 2/25/23	140,587
FNR	$1,063,753 principal, 4.00%, due 10/25/27	1,085,179
FNR	$414,877 principal, 4.00%, due 7/25/24	435,262
FNR	$1,229,782 principal, 5.00%, due 8/25/19	1,318,831
FNR	$186,794 principal, 4.50%, due 8/25/19	197,610
FNR	$1,531,934 principal, 0.70%, due 4/25/40	1,536,707
FNR	$1,000,902 principal, 3.00%, due 1/25/21	1,042,171
FNR	$2,911,617 principal, 4.00%, due 5/25/30	3,095,800
FNR	$521,982 principal, 4.50%, due 6/25/21	555,330
FNR	$190,927 principal, 3.50%, due 3/25/26	200,509
FNR	$703,799 principal, 4.50%, due 11/25/22	767,056
FNR	$1,258,907 principal, 4.00%, due 7/25/41	1,346,205
FNR	$579,037 principal, 5.00%, due 6/25/21	624,770
FNR	$270,334 principal, 0.75%, due 9/25/41	271,904
FNR	$1,250,094 principal, 5.00%, due 4/25/20	1,374,923
FNR	$1,554,831 principal, 4.00%, due 4/25/40	1,634,195
FNW	$406,085 principal, 7.00%, due 10/25/42	480,709
FNW	$311,025 principal, 7.50%, due 3/25/44	357,606
FSPC	$404,121 principal, 6.50%, due 9/25/43	454,376
FSPC	$721,093 principal, 7.00%, due 2/25/43	853,728
GNII	$1,160,018 principal, 4.00%, due 11/20/24	1,257,034
GNMA	$1,324,387 principal, 4.00%, due 1/15/25	1,433,907
GNMA	$438,922 principal, 5.00%, due 3/15/18	470,669
GNMA	$570,363 principal, 5.50%, due 12/15/23	615,858
GNMA	$528,790 principal, 6.50%, due 6/15/22	572,921
GNR	$745,882 principal, 4.25%, due 12/20/38	790,309
GNR	$1,270,615 principal, 4.00%, due 9/16/33	1,276,111
GNR	$1,600,211 principal, 4.50%, due 8/20/34	1,644,423
GNR	$994,555 principal, 4.50%, due 6/16/39	1,087,606
GNR	$641,946 principal, 3.00%, due 12/16/38	668,973
GNR	$181,706 principal, 4.50%, due 11/20/34	185,216
GNR	$200,000 principal, 5.00%, due 3/20/40	234,111
GNR	$1,063,114 principal, 3.50%, due 12/16/39	1,117,604
GNR	$507,528 principal, 2.50%, due 6/20/38	516,134

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
GSBA	$522,536 principal, 5.36%, due 11/1/26	$598,693
GSMPS	$420,559 principal, 8.00%, due 6/25/34	483,204
GSMS	$200,000 principal, 4.48%, due 3/10/44	228,592
NCUA GTD NTS MA	$3,775,000 principal, 1.40%, due 6/12/15	3,858,532
PERMM	$4,800,000 principal, 1.49%, due 7/15/42	4,801,512
REFCORP STRIP PRIN	$3,000,000 principal, 0.00%, due 10/15/19	2,717,346
RFCO	$200,000 principal, 0.00%, due 4/15/29	123,742
RFCO	$5,700,000 principal, 0.00%, due 1/15/30	3,439,557
RFCO	$2,470,000 principal, 0.00%, due 4/15/30	1,475,121
SBAP	$17,926 principal, 6.65%, due 6/1/13	18,356
SBAP	$104,630 principal, 6.15%, due 4/1/18	113,892
SBAP	$446,436 principal, 5.32%, due 4/1/27	513,268
TVA	$400,000 principal, 4.88%, due 1/15/48	498,931
TVA	$4,400,000 principal, 5.25%, due 9/15/39	5,776,079
TVA	$100,000 principal, 5.38%, due 4/1/56	134,122
TVA	$1,000,000 principal, 5.88%, due 4/1/36	1,379,689
USTTD	$6,400,000 principal, 0.26%, due 1/14/13	6,400,000
USTTD	$58,000,000 principal, 0.23%, due 1/2/13	58,000,000
USTTD	$29,800,000 principal, 0.25%, due 1/2/13	29,800,000
USTTD	$24,500,000 principal, 0.22%, due 1/2/13	24,500,000
USTTD	$5,000,000 principal, 0.24%, due 1/2/15	5,000,000
USTB	$6,000,000 principal, 3.13%, due 11/15/41	6,252,606
USTB	$18,900,000 principal, 4.25%, due 11/15/40	24,035,218
USTB	$3,100,000 principal, 4.38%, due 11/15/39	4,016,449
USTB	$2,500,000 principal, 4.50%, due 5/15/38	3,289,503
USTB	$3,300,000 principal, 4.50%, due 8/15/39	4,355,548
USTB	$3,200,000 principal, 5.38%, due 2/15/31	4,559,854
USTB	$700,000 principal, 5.50%, due 8/15/28	988,316
USTB	$1,500,000 principal, 6.00%, due 2/15/26	2,168,659
USTB	$2,400,000 principal, 6.25%, due 5/15/30	3,706,078
USTB	$600,000 principal, 6.75%, due 8/15/26	926,175
USTBILL	$3,800,000 principal, 0.00%, due 10/17/13	3,795,976
USTBILL	$4,300,000 principal, 0.00%, due 8/22/13	4,296,401
USTCOUP	$100,000 principal, 0.00%, due 11/15/32	56,331
USTCOUP	$1,300,000 principal, 0.00%, due 5/15/31	774,696
USTCOUP	$2,900,000 principal, 0.00%, due 5/15/32	1,665,458
USTCOUP	$100,000 principal, 0.00%, due 5/15/33	55,290
USTCOUP	$4,300,000 principal, 0.00%, due 5/15/34	2,290,425
USTCOUP	$950,000 principal, 0.00%, due 8/15/32	540,174

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
USTN	$9,000,000 principal, 0.13%, due 7/31/14	$8,983,214
USTN	$4,750,000 principal, 0.25%, due 1/31/14	4,752,969
USTN	$21,200,000 principal, 0.25%, due 10/31/13	21,213,250
USTN	$10,000,000 principal, 0.25%, due 8/15/15	9,976,098
USTN	$18,000,000 principal, 0.25%, due 9/30/14	17,999,443
USTN	$8,000,000 principal, 0.25%, due 5/15/15	7,986,646
USTN	$15,000,000 principal, 0.38%, due 3/15/15	15,023,874
USTN	$5,600,000 principal, 0.38%, due 7/31/13	5,607,874
USTN	$15,500,000 principal, 0.50%, due 10/15/13	15,539,959
USTN	$2,600,000 principal, 0.50%, due 11/15/13	2,607,210
USTN	$7,000,000 principal, 0.50%, due 5/31/13	7,011,214
USTN	$10,200,000 principal, 0.63%, due 4/30/13	10,217,534
USTN	$22,000,000 principal, 0.63%, due 7/15/14	22,131,916
USTN	$6,000,000 principal, 0.75%, due 12/31/17	6,007,500
USTN	$6,750,000 principal, 0.75%, due 8/15/13	6,775,049
USTN	$19,000,000 principal, 0.75%, due 6/30/17	19,089,670
USTN	$19,000,000 principal, 0.88%, due 1/31/17	19,231,137
USTN	$15,000,000 principal, 0.88%, due 11/30/16	15,195,738
USTN	$8,000,000 principal, 0.88%, due 4/30/17	8,089,185
USTN	$24,500,000 principal, 1.00%, due 10/31/16	24,939,485
USTN	$5,000,000 principal, 1.25%, due 4/15/14	5,066,015
USTN	$3,900,000 principal, 1.63%, due 11/15/22	3,853,420
USTN	$600,000 principal, 1.63%, due 8/15/22	595,547
USTN	$3,600,000 principal, 1.88%, due 7/15/19	4,746,133
USTN	$18,050,000 principal, 2.00%, due 1/31/16	18,929,313
USTN	$18,950,000 principal, 2.00%, due 4/30/16	19,921,110
USTN	$10,525,000 principal, 2.25%, due 3/31/16	11,143,714
USTN	$10,000,000 principal, 4.50%, due 5/15/17	11,668,540
USTN TII	$20,700,000 principal, 0.13%, due 4/15/17	22,553,687
USTN TII	$10,250,000 principal, 0.50%, due 4/15/15	11,414,981
USTN TII	$7,420,600 principal, 0.00%, due 7/15/22	8,100,589
USTN TII	$12,300,000 principal, 0.13%, due 4/15/16	13,566,878
USTN TII	$10,400,000 principal, 0.63%, due 7/15/21	12,134,025
USTN TII	$7,410,900 principal, 0.75%, due 2/15/42	8,300,441
USTN TII	$7,400,000 principal, 0.88%, due 1/15/21	9,194,547
USTN TII	$9,350,000 principal, 1.25%, due 7/15/20	11,763,943
USTN TII	$7,310,000 principal, 1.38%, due 1/15/20	9,266,613
USTN TII	$2,125,000 principal, 1.38%, due 7/15/18	2,652,218
USTN TII	$6,750,000 principal, 1.63%, due 1/15/15	8,688,363
USTN TII	$3,150,000 principal, 1.63%, due 1/15/18	4,032,062

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

U.S. Government securities (continued)
USTN TII	$6,075,000 principal, 1.75%, due 1/15/28	$8,690,075
USTN TII	$5,000,000 principal, 2.13%, due 1/15/19	6,541,390
USTN TII	$7,655,000 principal, 2.00%, due 1/15/26	11,713,406
USTN TII	$2,950,000 principal, 2.00%, due 2/15/40	4,624,806
USTN TII	$12,775,000 principal, 2.00%, due 7/15/14	16,543,874
USTN TII	$3,430,300 principal, 2.13%, due 2/15/41	5,343,211
USTN TII	$7,150,000 principal, 2.38%, due 1/15/25	11,850,331
USTN TII	$2,600,000 principal, 2.38%, due 1/15/27	4,113,980
USTN TII	$8,415,000 principal, 2.50%, due 1/15/29	12,932,706
USTN TII	$475,000 principal, 3.63%, due 4/15/28	1,079,231
USTN TII	$4,350,000 principal, 3.88%, due 4/15/29	10,140,896
USTN TII	$5,650,000 principal, 0.13%, due 1/15/22	6,269,076
USTPRIN	$1,100,000 principal, 0.00%, due 11/15/28	725,441
USTPRIN	$1,600,000 principal, 0.00%, due 11/15/39	704,152
USTPRIN	$2,100,000 principal, 0.00%, due 11/15/40	887,649
USTPRIN	$1,200,000 principal, 0.00%, due 2/15/31	734,590
USTPRIN	$6,200,000 principal, 0.00%, due 2/15/41	2,600,875
USTPRIN	$4,550,000 principal, 0.00%, due 5/15/40	1,965,063
USTPRIN	$4,200,000 principal, 0.00%, due 8/15/23	3,412,088
USTPRIN	$1,400,000 principal, 0.00%, due 8/15/28	932,378
USTPRIN	$1,600,000 principal, 0.00%, due 8/15/29	1,029,723
USTPRIN	$7,600,000 principal, 0.00%, due 8/15/40	3,245,732
US TRSY STRIP CPN	$100,000 principal, 0.00%, due 5/15/37	47,693
WFCM	$100,000 principal, 4.39%, due 11/15/43	114,433
		1,518,758,402

State and municipal bonds
AMERICAN MUN OH	$700,000 principal, 7.83%, due 2/15/41	980,231
AMERICAN MUN OH	$300,000 principal, 8.08%, due 2/15/50	440,649
BAB PASADENA PF TAXM	$100,000 principal, 7.15%, due 3/01/43	127,149
BATA CA	$1,500,000 principal, 7.04%, due 4/01/50	2,186,610
BATA CA	$300,000 principal, 6.91%, due 10/01/50	431,733
CA ST	$1,750,000 principal, 5.45%, due 4/1/15	1,922,165
CA ST	$2,025,000 principal, 7.50%, due 4/1/34	2,816,268
CA ST	$4,825,000 principal, 7.55%, due 4/1/39	6,956,685
CA ST	$1,450,000 principal, 7.30%, due 10/01/39	2,009,265
CA ST	$600,000 principal, 6.20%, due 10/1/19	731,322
CA ST	$1,100,000 principal, 7.63%, due 3/01/40	1,589,170
CA ST	$18,320,000 principal, 3.95%, due 11/01/15	19,752,257
CA ST AMBAC	$100,000 principal, 4.50%, due 08/01/28	107,140

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

State and municipal bonds (continued)
CA ST GO	$525,000 principal, 7.60%, due 11/01/40	$766,957
CA ST UNIV REV	$100,000 principal, 6.48%, due 11/01/41	118,438
CHICAGO IL TR AU ST	$100,000 principal, 6.20%, due 12/1/40	113,077
DALLAS TX DART	$100,000 principal, 6.25%, due 12/01/34	114,997
DALLAS TX DART	$100,000 principal, 5.02%, due 12/1/48	119,794
DALLAS TX WTR	$500,000 principal, 5.00%, due 10/01/37	587,140
GA MEAG	$700,000 principal, 6.66%, due 4/1/57	831,208
HAMILTON OH SLS	$100,000 principal, 0.00%, due 12/01/28	52,188
HARRIS CNTY TX	$300,000 principal, 6.88%, due 11/01/38	357,066
IA TOBACCO 05B	$100,000 principal, 5.60%, due 6/01/34	96,491
IL ST	$5,000,000 principal, 4.07%, due 1/01/14	5,146,600
IL ST	$9,185,000 principal, 4.51%, due 3/01/15	9,761,910
IL ST	$2,025,000 principal, 4.97%, due 3/01/16	2,218,003
IL ST	$3,500,000 principal, 5.37%, due 03/01/17	3,923,920
IL ST	$2,475,000 principal, 5.67%, due 03/01/18	2,819,743
INDIANAPOLIS	$100,000 principal, 6.00%, due 1/15/40	126,570
LA CA	$1,800,000 principal, 6.76%, due 7/01/34	2,402,622
LA CA DWAP TAXM	$700,000 principal, 6.57%, due 7/01/45	980,721
MI ST UNIV	$100,000 principal, 6.17%, due 2/15/50	122,106
MUNICIPAL EC AT GA	$300,000 principal, 6.64%, due 4/01/57	358,353
MWAA DULLES TOL	$100,000 principal, 7.46%, due 10/1/46	121,510
NEW YORK NY TAXM	$300,000 principal, 6.27%, due 12/1/37	401,715
NJ TOBACCO 1A	$150,000 principal, 5.00%, due 6/1/41	135,888
NJ TPK	$2,900,000 principal, 7.10%, due 1/01/41	4,179,857
NJ TRANS BAB	$200,000 principal, 6.88%, due 12/15/39	229,860
NO CA PWR	$100,000 principal, 7.31%, due 6/1/40	127,772
NY CITY MUNWTR	$100,000 principal, 6.12%, due 6/15/42	117,041
NY CITY MWFAWSR TAXM	$4,100,000 principal, 5.44%, due 6/15/43	125,324
NY MTA TRANSP	$1,100,000 principal, 6.81%, due 11/15/40	1,453,969
NYC TFA (PIT)	$100,000 principal, 5.27%, due 5/1/27	121,565
NYC WTR	$400,000 principal, 5.25%, due 06/15/44	468,788
NYC WTR	$900,000 principal, 5.72%, due 6/15/42	1,168,002
PR GDB	$2,530,000 principal, 3.45%, due 2/01/15	2,510,342
RIVERSIDE CA ELEC	$100,000 principal, 7.61%, due 10/1/40	136,539
RIVERSIDE CA SWR	$800,000 principal, 7.20%, due 8/1/39	927,336
SAN ANTONIO E&G	$100,000 principal, 5.72%, due 2/01/41	129,050
SAN DIEGO CTY	$500,000 principal, 6.14%, due 5/01/49	665,485
TEXAS TRANSP HWY	$200,000 principal, 5.03%, due 4/01/26	243,480
		84,332,071

Hewlett-Packard Company 401(k) Plan

EIN: 94-1081436 PN: 004

Schedule H, Line 4i – Schedule of Assets (Held at End of Year) (continued)

December 31, 2012

	(b)	(c)	(e)
	Identity of Issue, Borrower,	Descripton of Investment Including Maturity Date,	Current
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Value

Foreign obligations
BANCO BRAD	$800,000 principal, 1.95%, due 1/24/13	$800,465
COLOMBIA REP GL	$100,000 principal, 6.13%, due 1/18/41	137,000
HYDRO-QUEBEC	$301,023 principal, 6.50%, due 2/15/35	435,092
ISRAEL GLBL	$800,000 principal, 5.50%, due 12/4/23	1,055,071
ISRAEL GOVT	$1,300,000 principal, 0.00%, due 2/15/24	964,570
KOREA GOVT	$7,756,326 principal, 4.00%, due 3/10/16	8,040,319
KOREA REP GLB	$1,900,000 principal, 5.75%, due 4/16/14	2,019,284
MEXICO GOV	$100,000 principal, 6.05%, due 1/11/40	134,250
MEXICO GOVT	$6,342,690 principal, 9.00%, due 6/20/13	6,513,398
MOROCCO AID	$459,488 principal, 7.55%, due 7/15/26	635,696
ONTARIO PROVINCE	$100,341 principal, 4.60%, due 6/2/39	120,634
ONTARIO PROVINCE	$301,023 principal, 5.60%, due 6/2/35	403,122
QATAR ST	$100,000 principal, 6.40%, due 1/20/40	139,800
QUEBEC PROVINCE	$401,365 principal, 4.25%, due 12/01/43	457,730
QUEBEC PROVINCE	$3,511,941 principal, 5.75%, due 12/1/36	4,733,357
UNITED MEX	$100,000 principal, 5.75%, due 10/12/19	121,250
UNITED MEXICAN GLB	$200,000 principal, 5.95%, due 3/19/19	246,000
		26,957,038

Self-directed brokerage accounts	Various	329,567,737

Total investments		14,380,302,112

Notes receivable from participants
* Participant loans	Interest rates ranging from 3.25% to 11.5%	231,305,214
	With maturity dates through 2037
Total		$14,611,607,326
* Indicates party-in-interest to the Plan.
Note: Column (d), cost, has been omitted as all investments are participant-directed.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities and Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY 401(k) PLAN

/s/ Rishi Varma
June 24, 2013	Rishi Varma
Senior Vice President, Deputy General Counsel and Assistant Secretary